Exhibit 99.1

LYONDELL CHEMICAL COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND OTHER FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the information contained in the Consolidated Financial Statements of Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), and the notes thereto. References to “LCC” are to Lyondell Chemical Company without its consolidated subsidiaries. In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) and Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”).

In addition to comparisons of annual operating results, Lyondell has included, as additional disclosure, certain “trailing quarter” comparisons of fourth quarter 2006 operating results to third quarter 2006 operating results. Lyondell’s businesses are highly cyclical, in addition to experiencing some less significant seasonal effects. Trailing quarter comparisons may offer important insight into current business directions.

References to industry benchmark prices or costs, including the weighted average cost of ethylene production, are generally to industry prices and costs reported by Chemical Marketing Associates, Incorporated (“CMAI”), except that crude oil and natural gas benchmark price references are to industry prices reported by Platts, a reporting service of The McGraw-Hill Companies.

OVERVIEW

General—Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high sulfur crude oil and a significant producer of fuel products. Lyondell’s operations primarily comprise the ethylene, co-products and derivatives (“EC&D”) segment, the propylene oxide and related products (“PO&RP”) segment and the refining segment.

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and the assumption of certain liabilities directly related to the business (see Note 3 to the Consolidated Financial Statements). As a result, a substantial portion of the inorganic chemicals business segment is being reported as a discontinued operation, including comparative periods presented. Unless otherwise indicated, the following discussion of Lyondell’s operating results relates only to Lyondell’s continuing operations.

The Refining segment consisted of Lyondell’s equity investment in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or LCR), a joint venture with CITGO Petroleum Corporation (“CITGO”), through August 15, 2006. Lyondell purchased CITGO’s 41.25% interest in Houston Refining LP (“Houston Refining”) on August 16, 2006 and, as a result of the transaction, Houston Refining became a wholly-owned subsidiary of Lyondell. The operations of Houston Refining are consolidated prospectively from August 16, 2006.

As a result of its November 30, 2004 acquisition of Millennium and Lyondell’s resulting 100% ownership of Millennium and Equistar, the operations of Millennium and Equistar are included in Lyondell’s consolidated financial statements prospectively from December 1, 2004. Prior to the acquisition of Millennium, Lyondell held an equity investment of 70.5% in Equistar, a joint venture with Millennium.

2006 Versus 2005—During 2006 and 2005, the markets for Lyondell’s ethylene and propylene oxide (“PO”) products generally continued to experience favorable supply and demand conditions. Refiners continued to experience tight supply and demand conditions in 2006 and 2005. Raw material costs averaged higher in 2006 compared to the already high levels experienced in 2005, resulting primarily from the effect of higher average crude oil prices. Despite increased volatility during 2006 and a decrease late in the year, crude oil prices averaged higher in 2006 compared to 2005.

Lyondell’s results for 2006 compared to 2005 primarily reflected a higher contribution from the refining segment that more than offset the effects of lower MTBE margins in the PO&RP segment. The improved contribution from refining results reflected Lyondell’s increased ownership of Houston Refining, the benefits of a new market-based crude oil contract and higher operating rates compared to 2005, which included the negative effects of planned and unplanned outages. EC&D segment operating results in 2006 compared to 2005 reflected higher average sales prices, which substantially offset higher costs, primarily higher raw material costs.

Methyl tertiary butyl ether (“MTBE”) profitability decreased during 2006 as a result of significantly lower margins over raw material costs compared to 2005, when the MTBE margins benefited from strong demand and tight gasoline supplies, which were exacerbated by industry supply disruptions caused by the U.S. Gulf Coast hurricanes. As discussed below, in the third quarter 2005, the U.S. Gulf Coast hurricanes, Katrina and Rita, disrupted market supply/demand balances as well as the operations of most Gulf Coast refiners and producers of ethylene and titanium dioxide.

Results of continuing operations for 2006 included pretax charges of $176 million, representing Lyondell’s share of costs related to termination of Houston Refining’s previous crude supply agreement in connection with the purchase of CITGO’s interest, and $106 million related to impairment of the net book value of Lyondell’s idled Lake Charles, Louisiana ethylene plant. Results for 2006 also included a benefit from the settlement of disputes among Lyondell, CITGO, Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates, which resulted in net payments of $74 million to Lyondell. Results for 2005 included pretax charges of $195 million for impairment of the net book value of Lyondell’s Lake Charles, Louisiana, toluene diisocyanate (“TDI”) plant and related assets. See table in “Results of Operations – Income from Continuing Operations” section below.

In 2006, income from discontinued operations included pretax charges of $552 million, primarily for impairment of goodwill related to the inorganic chemicals business.

2005 Versus 2004—In 2005, the chemical industry experienced improved profitability compared to 2004, despite higher crude oil and natural gas prices that pushed up raw material costs for most of the year and the disruptive effects of two major U.S. Gulf Coast hurricanes. Improvement in supply and demand balances, which began in mid-2004 continued into 2005. Tight gasoline markets in 2005 resulted in higher sales prices and margins for fuel products, including MTBE, compared to the already high levels experienced in 2004.

The U.S. Gulf Coast hurricanes, Katrina and Rita, negatively affected crude oil and natural gas supplies, as well as supplies of other raw materials, contributing to the increases in raw material prices in 2005. Supply/demand balances and prices were affected beginning in September 2005 as most Gulf Coast refiners and producers of chemicals suspended operations in preparation for the hurricanes, with some sustaining major damage as a result of the hurricanes. Lyondell’s Gulf Coast plants experienced only minor hurricane damage; however, Lyondell and Houston Refining suspended plant and refinery operations in preparation for Hurricane Rita, resulting in lost production and higher costs during 2005. Houston Refining also experienced problems restarting the refinery.

Lyondell’s results for 2005 compared to 2004 primarily reflected higher profitability in the EC&D and PO&RP segments that were partly offset by lower refining segment results. In the EC&D segment, 2005 results reflected higher average product margins compared to 2004, partly offset by the negative effects of hurricane-related costs and lower sales volumes. In the PO&RP segment, tight gasoline supplies, due to industry supply disruptions caused by the Gulf Coast hurricanes, and strong demand in 2005 resulted in significantly higher MTBE product margins compared to 2004. As noted above, earnings in 2005 reflected a pretax charge of $195 million for impairment of the net book value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets.

In 2005, Houston Refining was negatively affected by lost production and higher costs related to planned and unplanned outages, including the suspension of operations in preparation for Hurricane Rita and the subsequent problems in restarting the refinery.

Benchmark Indicators—Benchmark crude oil and natural gas prices generally have been indicators of the level and direction of movement of raw material and energy costs for the EC&D segment. Ethylene and its co-products are produced from two major raw material groups:

•	crude oil-based liquids (“liquids” or “heavy liquids”), including naphthas, condensates, and gas oils, the prices of which are generally related to crude oil prices; and

•	natural gas liquids (“NGLs”), principally ethane and propane, the prices of which are generally affected by natural gas prices.

Lyondell has the ability to shift its ratio of raw materials used in the production of ethylene and co-products to take advantage of the relative costs of heavy liquids and NGLs.

The following table shows the average U.S. benchmark prices for crude oil and natural gas for the applicable three-year period, as well as benchmark U.S. sales prices for ethylene and propylene, which Lyondell produces and sells. Propylene is also a key raw material for Lyondell’s PO&RP business segment. The benchmark weighted average cost of ethylene production, which is reduced by co-product revenues, is based on CMAI’s estimated ratio of heavy liquid raw materials and NGLs used in U.S. ethylene production and is subject to revision. See discussion of the EC&D segment’s operating results below for additional details.

	Average Benchmark Price for the Year and Percent Change Versus Prior Year Average
	2006	Percent Increase (Decrease)	2005	Percent Increase	2004
Crude oil – dollars per barrel	66.03	17%	56.44	36%	41.42
Natural gas – dollars per million BTUs	6.42	(15)%	7.58	31%	5.78
Weighted average cost of ethylene production – cents per pound	31.08	5%	29.58	25%	23.68
Ethylene – cents per pound	48.08	9%	44.21	31%	33.75
Propylene – cents per pound	45.83	12%	40.75	28%	31.96

Although benchmark crude oil prices decreased late in 2006, benchmark crude oil prices averaged higher in 2006 compared to 2005 and averaged significantly higher in 2005 compared to 2004. Natural gas prices, which affect energy costs in addition to NGL-based raw materials, averaged lower in 2006 compared to 2005, and averaged significantly higher in 2005 compared to 2004. Despite the 2006 decrease in natural gas prices, NGL-based raw material prices averaged higher in 2006 than in 2005. As a result, overall raw material costs averaged higher in 2006 compared to 2005 and significantly higher in 2005 compared to 2004.

RESULTS OF OPERATIONS

Lyondell’s wholly-owned operations prior to the acquisition of Millennium in 2004 comprised the PO&RP segment. As a result of the acquisition of Millennium on November 30, 2004, Lyondell’s operating income also includes operations of wholly-owned subsidiaries Equistar and Millennium prospectively from December 1, 2004. Prior to the acquisition of Millennium, Lyondell’s activities in the EC&D segment were conducted through its investment in Equistar, accounted for using the equity method. Prior to Lyondell’s acquisition of CITGO’s 41.25% interest in Houston Refining on August 16, 2006, Lyondell’s activities in the refining business segment were conducted through its 58.75% interest in Houston Refining, accounted for using the equity method. As a result of the transaction, Houston Refining is a wholly-owned consolidated subsidiary, and Lyondell’s operating income includes the operations of Houston Refining prospectively from August 16, 2006.

Revenues—Lyondell’s revenues were $20,882 million in 2006, $17,257 million in 2005, and $5,850 million in 2004. The consolidation of Houston Refining in 2006 added $2,849 million to Lyondell’s 2006 revenues, while the consolidation of Equistar and Millennium added $10,689 million to 2005 revenues and $866 million to December 2004 revenues. The remaining increases of $776 million and $1,584 million, respectively, were primarily due to higher average product sales prices.

Cost of Sales—Lyondell’s cost of sales was $18,555 million in 2006, $15,307 million in 2005 and $5,391 million in 2004. The consolidation of Houston Refining added $2,326 million to cost of sales in 2006, while the consolidation of Equistar and Millennium added $9,513 million to cost of sales in 2005 and $727 million in December 2004. Cost of sales also included charges representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia of $24 million, $49 million and $12 million in 2006, 2005 and 2004, respectively. The remaining increases of $947 million and $1,093 million, respectively, in 2006 and 2005 were primarily a result of continuing increases in the average prices of raw materials during the three-year period.

Asset Impairments—Asset impairments resulted in charges of $106 million in 2006 and $195 million in 2005. Asset impairments included charges of $106 million for impairment of the net book value of Lyondell’s idled ethylene facility in Lake Charles, Louisiana in 2006 and, in 2005, $195 million for impairment of the net book value of Lyondell’s Lake Charles, Louisiana TDI plant.

SG&A Expenses—Selling, general and administrative (“SG&A”) expenses were $509 million in 2006, $437 million in 2005 and $258 million in 2004. Lyondell’s 2006 SG&A expenses included $12 million of Houston Refining’s SG&A expenses. The remaining increase in SG&A expenses in 2006 compared to 2005 was primarily due to higher employee compensation and benefit expense. Lyondell’s 2005 and December 2004 SG&A expenses included $223 million and $16 million, respectively, of SG&A expenses of Equistar and Millennium. The remaining decrease in SG&A expenses in 2005 compared to 2004 reflected lower 2005 incentive compensation expense, primarily due to a decrease in Lyondell’s common stock price.

Operating Income—Lyondell had operating income of $1,640 million, $1,248 million and $162 million in 2006, 2005 and 2004, respectively. Lyondell’s 2006 operating income included Houston Refining’s operating income of $383 million from August 16, 2006, the effect of which was partially offset by lower product margins for MTBE in 2006 compared to 2005. Lyondell’s 2005 and December 2004 operating income included the operating income of Equistar and Millennium, which added $932 million and $114 million to operating income in 2005 and December 2004, respectively. The remaining improvement in 2005 compared to 2004 primarily reflected higher product margins for MTBE and PO and derivatives. In addition, operating income in 2006 and 2005 included the impairment charges of $106 million and $195 million, respectively, discussed above.

Interest Expense—Interest expense was $648 million in 2006, $634 million in 2005 and $463 million in 2004. Lyondell’s interest expense in 2006 included $55 million of interest attributable to $2.65 billion of new debt primarily associated with the purchase of CITGO’s 41.25% interest in Houston Refining. Interest expense in 2005 included the interest expense of Equistar and Millennium for 2005 and December 2004, which added $271 million and $25 million, respectively, to interest expense. These increases in interest expense were more than offset by decreases in 2006 and 2005, which primarily reflected net repayments of more than $2.5 billion principal amount of debt from September 2004, $881 million of which related to repayments in 2006. See the “Financing Activities” section of “Financial Condition” below for a description of the issuance and repayment of debt during 2006 and 2005.

Interest Income—Interest income was $39 million in 2006, $32 million in 2005 and $13 million in 2004. Lyondell’s 2006 interest income included $2 million of Houston Refining’s interest income from August 16, 2006, while 2005 and 2004 interest income included the 2005 and December 2004 interest income of Millennium and Equistar, which totaled $13 million and $1 million, respectively.

Other Income (Expense), Net—Lyondell had other income, net, of $37 million in 2006 and other expense, net, of $37 million in 2005 and $11 million in 2004. Other income, net, in 2006 included net payments of $74 million received by Lyondell in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates, partially offset by charges of $40 million related to the prepayment of $881 million of debt during 2006. Lyondell’s other expense, net, of $37 million in 2005 included $45 million of charges related to the prepayment of $1.1 billion of LCC debt and $345 million of Millennium debt during 2005, while other expense, net, of $11 million in 2004 included $18 million of charges related to the prepayment of $300 million of LCC debt during 2004.

Income from Equity Investment in Houston Refining—Prior to Lyondell’s August 16, 2006 purchase of CITGO’s 41.25% interest in Houston Refining, Lyondell’s income from its equity investment in Houston Refining was $73 million in 2006, $123 million in 2005 and $303 million in 2004. Houston Refining’s 2006 operating results included a $300 million charge related to termination of Houston Refining’s previous crude supply contract and an $8 million charge representing reimbursement of legal fees and expenses that had been paid by Lyondell on behalf of Houston Refining. Lyondell’s 58.75% share of these charges was $176 million and $5 million, respectively. See Note 10 to the Consolidated Financial Statements. Houston Refining’s operating results are reviewed in the discussion of the refining segment below.

Income from Equity Investment in Equistar—Effective December 1, 2004, Equistar became a wholly-owned subsidiary of Lyondell and is included in Lyondell’s consolidated operating results prospectively from that date. Through November 30, Lyondell’s equity investment in Equistar resulted in income of $141 million in 2004. See Note 9 to the Consolidated Financial Statements. Equistar’s operating results are reviewed further in the discussion of the EC&D segment below.

Income Tax—Lyondell’s 2006 effective income tax rate was 36% compared to 26% in 2005 and 10% in 2004. The effective income tax rate for 2006 primarily reflected the effect of non-U.S. earnings that were effectively taxed at rates higher than the U.S. statutory rate, which were largely offset by the benefit of a reduction in the statutory income tax rate in The Netherlands. The effective income tax rate for 2005 primarily reflected benefits from finalization of income tax liabilities related to prior years. The 2004 effective income tax rate also reflected the benefit of a reduction in the statutory income tax rate in The Netherlands as well as benefits that reduced taxes on non-U.S. income, including benefits associated with the internal financing of the Maasvlakte PO/SM plant construction.

Income from Continuing Operations —Lyondell had income from continuing operations of $736 million in 2006, $540 million in 2005 and $137 million in 2004. The following table summarizes the major components contributing to the 2006, 2005 and 2004 results of operations. Operating income included Houston Refining prospectively from August 16, 2006 and Millennium and Equistar prospectively from December 1, 2004. Income from Lyondell’s equity investment in Houston Refining in 2006 reflected the period from January 1, 2006 through August 15, 2006, while income from Lyondell’s equity investment in Equistar in 2004 reflected eleven months through November 30, 2004.

Millions of dollars	2006	2005	2004
Operating income (loss) of:
EC&D segment	$867	$950	$113
PO&RP segment	403	316	48
Refining segment	383	—	—
Other	(13)	(18)	1

Operating income	1,640	1,248	162
Income from equity investment in Houston Refining	73	123	303
Income from equity investment in Equistar	—	—	141
Interest expense, net	(609)	(602)	(450)
Other	42	(36)	(4)
Provision for income taxes	410	193	15

Income from continuing operations	$736	$540	$137

Lyondell’s income from continuing operations for the periods shown included the following previously discussed items:

Millions of dollars	2006	2005	2004
Pretax benefit (charge):
Lake Charles ethylene facility impairment	$(106)	$—	$—
Lake Charles TDI facility impairment	—	(195)	—
Crude supply contract termination cost	(176)	—	—
Settlement with CITGO and PDVSA	70	—	—
Insurance–related charges, net	(10)	(58)	(12)
Debt retirement charges	(40)	(45)	(18)

Total pretax income effect	(262)	(298)	(30)
Tax effect of above items	92	104	12
Settlement of prior year income tax issues	—	61	—

Total reduction of net income	$(170)	$(133)	$(18)

Income from continuing operations in 2006 compared to 2005 reflected the effect of increased ownership of Houston Refining and higher underlying operating results for Lyondell’s refining segment, including a new market-based crude oil contract, the benefits of which were partly offset by lower MTBE profitability in Lyondell’s PO&RP segment. Refining segment operating results were negatively impacted in 2006 by Lyondell’s $176 million share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement and in 2005 by planned and unplanned outages. Impairment charges negatively affected operating results of the EC&D segment by $106 million in 2006 and the PO&RP segment by $195 million in 2005.

The improvement in income from continuing operations in 2005 compared to 2004 was primarily due to higher product margins in the EC&D and PO&RP segments, which were partly offset by the impairment charge of $195 million in the PO&RP segment, hurricane-related effects and lower 2005 operating results at Houston Refining due to planned and unplanned outages.

Loss from Discontinued Operations, Net of Tax—Loss from discontinued operations, net of tax, was $550 million in 2006, $9 million in 2005 and $83 million in 2004. See Note 3 to the Consolidated Financial Statements for additional information related to the sale of the inorganic chemicals business. Operating results for the inorganic chemicals business in 2006 were negatively affected by the $549 million after-tax charge, primarily for goodwill impairment, higher raw material and utility costs compared to 2005, and production problems primarily at a plant in the U.K. Compared to 2005, product sales prices in 2006 were moderately higher. The 2005 operating results were negatively affected by the effects of inventory reduction efforts, including reduced plant operating rates, which were initiated in the third quarter 2005 in response to weak 2005 demand. The 2004 loss primarily reflects a $60 million after-tax charge related to purchased in-process research and development (“IPR&D”). As part of the acquisition of Millennium, $60 million of the purchase price was allocated to the value of IPR&D of discontinued operations.

Fourth Quarter 2006 versus Third Quarter 2006—Lyondell had income from continuing operations of $260 million in the fourth quarter 2006 compared to $61 million in the third quarter 2006. Fourth quarter 2006 operating results reflected lower underlying operating results for Lyondell’s EC&D and PO&RP segments and higher interest expense, which were partially offset by the effect of the increased ownership of Houston Refining. The operating results of the segments are reviewed in the Segment Analysis below. The fourth quarter 2006 included a favorable income tax effect resulting from a reduction of the statutory tax rate in The Netherlands, while the third quarter 2006 included $183 million of after-tax charges related to the Houston Refining acquisition and the Lake Charles ethylene facility impairment.

The loss from discontinued operations, net of tax, was $581 million in the fourth quarter 2006 compared to a loss of $4 million in the third quarter 2006. The larger fourth quarter 2006 loss primarily reflected the goodwill impairment charge as well as the effect of lower sales volumes and $20 million of higher costs related to planned and unplanned outages in the fourth quarter 2006 compared to the third quarter 2006. The lower sales volumes were primarily due to lower U.S. demand reflecting normal seasonal trends and lower housing demand. Sales prices in the quarters were comparable as higher average sales prices in Europe and Asia were offset by lower average sales prices in the U.S.

Segment Analysis

Lyondell’s businesses are primarily in three reportable segments: EC&D, PO&RP and refining. As a result of Lyondell’s purchase of CITGO’s 41.25% equity interest in Houston Refining and Lyondell’s resulting 100% ownership, the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method.

The EC&D segment consists of the operations of Equistar, which became a wholly-owned subsidiary of Lyondell with the November 30, 2004 acquisition of Millennium, and the acetyls business of Millennium. Prior to November 30, 2004, Lyondell accounted for its investment in Equistar using the equity method. The PO&RP segment represents the operations of the former intermediate chemicals and derivatives segment of Lyondell.

The following tables reflect selected financial information for Lyondell’s reportable segments.

Millions of dollars	2006	2005	2004
Sales and other operating revenues:
EC&D segment	$13,247	$12,191	$990
PO&RP segment	7,019	6,568	4,984
Refining segment	3,148	—	—
Other, including intersegment eliminations	(2,532)	(1,502)	(124)

Total	$20,882	$17,257	$5,850

Operating income (loss):
EC&D segment	$867	$950	$113
PO&RP segment	403	316	48
Refining segment	383	—	—
Other, including intersegment eliminations	(13)	(18)	1

Total	$1,640	$1,248	$162

Income from equity investments:
Houston Refining	$73	$123	$303
Equistar Chemicals, LP			141

Ethylene, Co-products and Derivatives Segment

Overview—In its EC&D segment, Lyondell manufactures and markets ethylene and its co-products, primarily propylene, butadiene and aromatics, which include benzene and toluene. Lyondell also manufactures and markets ethylene derivatives, primarily polyethylene (including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear-low density polyethylene (“LLDPE”)), ethylene glycol, ethylene oxide (“EO”) and other EO derivatives, and ethanol as well as polypropylene. In the EC&D segment, Lyondell also manufactures and markets fuel products, such as methyl tertiary butyl ether (“MTBE”) and alkylate, as well as acetyls, such as vinyl acetate monomer (“VAM,” which also is a derivative of ethylene), acetic acid and methanol.

U.S. market demand for ethylene increased an estimated 5% in 2006 compared to 2005 and decreased 6% in 2005 compared to 2004. For polyethylene, U.S. market demand increased an estimated 5% in 2006 compared to 2005 and decreased 4% in 2005 compared to 2004. The 2005 decreases in demand compared to 2004 were due primarily to the effects of the U.S. Gulf Coast hurricanes.

EC&D segment operating results for 2006 reflected the benefits of higher sales prices, including significantly higher co-product and polyethylene sales prices, which substantially offset higher costs, primarily higher raw material costs, compared to 2005. Results for 2006 included the pretax charge of $106 million related to impairment of the net book value of the idled Lake Charles, Louisiana ethylene facility.

As summarized in the table below, the EC&D segment includes the operations of the Millennium acetyls business and consolidates the operations of Equistar prospectively from December 1, 2004. The following table sets forth sales and other operating revenues, operating income and selected product sales volumes. Sales volumes for the Equistar products (ethylene and derivatives, polyethylene, co-products and aromatics) in 2004 are shown on a 100% basis. Sales volumes for acetyls reflect volumes since December 1, 2004.

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Sales and other operating revenues:
EC&D segment	$13,247	$12,191	$990
Acetyls, included above	481	504	46
Operating income :
EC&D segment	867	950	113
Acetyls, included above	44	26	8

Sales Volumes, in millions
Ethylene and derivatives (pounds)	11,447	11,389	11,261
Polyethylene volumes included above (pounds)	5,546	5,345	5,703
Acetyls’ VAM volumes included above (pounds)	664	712	67
Co-products, non-aromatic (pounds)	8,247	7,749	7,942
Aromatics (gallons)	358	412	377

Compared to business conditions in 2004 when it was not a part of Lyondell, the acetyls business was negatively affected in 2005 by higher raw material and energy costs, due to higher ethylene and natural gas prices, and lower sales volumes, resulting from weaker demand. These negative effects were only partly offset by the benefits of higher average product sales prices.

In the following reviews, 2005 operating results of Equistar on a stand-alone basis are compared to 2004 Equistar results. Consequently, the review of 2005 compared to 2004 excludes the acetyls business and any effect of Lyondell’s accounting for its acquisition of Millennium and its resultant acquisition of Equistar.

The following table sets forth sales and other operating revenues and operating income for Equistar on a 100% basis.

	For the year ended December 31,
Millions of dollars	2005	2004
Sales and other operating revenues	$11,686	$9,316
Operating income	968	494

Equistar’s 2005 average product margins were higher compared to 2004. The benefit of the higher average product margins was partly offset by the negative effects of hurricane-related costs and lower sales volumes.

Revenues—Lyondell’s EC&D revenues of $13,247 million in 2006 were 9% higher compared to EC&D revenues of $12,191 million in 2005. The higher revenues in 2006 reflected the effects of higher average sales prices compared to 2005. Ethylene and derivative sales volumes in 2006 were comparable to 2005. As noted in the table below, benchmark sales prices averaged higher in 2006 compared to 2005.

Equistar’s revenues of $11,686 million in 2005 increased 25% compared to revenues of $9,316 million in 2004. The increase in 2005 reflected higher average sales prices, partially offset by lower sales volumes. As noted in the table below, benchmark sales prices for ethylene, propylene and HDPE averaged significantly higher in 2005 compared to 2004, while benzene average sales prices in 2005 were comparable to 2004. Ethylene and derivative sales volumes were 5% lower in 2005 compared to 2004.

	Average Benchmark Price for the Year and Percent Change Versus Prior Year Average
	2006	Percent Increase	2005	Percent Increase	2004
Ethylene – cents per pound	48.08	9%	44.21	31%	33.75
Propylene – cents per pound	45.83	12%	40.75	28%	31.96
Benzene – cents per gallon	326.33	13%	289.88	1%	287.96
HDPE – cents per pound	71.42	6%	67.29	23%	54.75

Operating Income—Lyondell’s EC&D segment had operating income of $867 million in 2006 compared to $950 million in 2005. The decrease in 2006 was primarily due to the $106 million impairment charge. Higher 2006 costs, primarily higher raw material costs, were substantially offset by higher average sales prices including significantly higher co-product and polyethylene sales prices, compared to 2005. The increase in 2006 operating results for the acetyls business was primarily attributable to higher product margins.

Equistar had operating income of $968 million in 2005 compared to $494 million in 2004, a 96% increase. The improvement was primarily the result of higher average product margins. The benefit of the higher 2005 average product margins was partly offset by the negative effects of hurricane-related costs and lower sales volumes. Hurricane-related costs included $20 million of charges, representing Equistar’s exposure to industry losses expected to be underwritten by industry insurance consortia, and $19 million of costs incurred in conjunction with suspending and restarting operations.

Fourth Quarter 2006 versus Third Quarter 2006—EC&D segment fourth quarter 2006 operating income of $214 million compares to operating income of $173 million in the third quarter 2006, which included the impairment charge of $106 million. Fourth quarter 2006 underlying operating results reflected lower average sales prices, which were only partly offset by lower raw material costs. Fourth quarter 2006 sales volumes for ethylene and derivatives were comparable to the third quarter 2006. Fourth quarter 2006 operating results for the acetyls business were approximately $15 million higher compared to the third quarter 2006, due primarily to higher product margins.

Propylene Oxide and Related Products Segment

Overview—The PO&RP segment manufactures and markets PO; PO derivatives, such as propylene glycol (“PG”), propylene glycol ethers (“PGE”), and butanediol (“BDO”); TDI; styrene, and tertiary butyl alcohol (“TBA”) and its derivatives, MTBE, ethyl tertiary butyl ether (“ETBE”) and isobutylene. Styrene and TBA are co-products of Lyondell’s two major PO production processes, referred to as PO/SM and PO/TBA.

PO&RP segment operating results for 2006 compared to 2005 were negatively affected by significantly lower MTBE product margins, lower styrene product margins and the effects of planned and unplanned outages associated with the installation of equipment at a U.S. MTBE plant to enable future iso-octene production. The plant began producing iso-octene during the fourth quarter of 2006, but experienced equipment limitations that negatively affected operability and reliability. As a result, the plant has returned to MTBE production while the modifications necessary to ensure reliable iso-octene production are defined. MTBE currently has a profit contribution comparable to iso-octene. These negative effects were partly offset by improved 2006 TDI operating results as higher 2006 product margins and the shutdown of the Lake Charles TDI facility in 2005 reduced the level of operating losses in 2006 compared to the losses sustained in 2005. Operating results for PO and derivatives were comparable. The 2005 PO&RP segment operating results also included the $195 million charge related to the impairment of the net book value of the Lake Charles TDI facility.

In 2005, tight gasoline supplies and strong demand, particularly in the third quarter as a result of the Gulf Coast hurricanes, resulted in significantly higher MTBE product margins compared to 2004. In addition, higher average sales prices for PO and derivatives resulted in higher product margins in 2005 compared to 2004. These benefits were partly offset by weaker TDI operating results in 2005 and the $195 million impairment charge. Styrene results improved slightly compared to 2004 on higher sales volumes.

The following table sets forth the PO&RP segment’s sales and other operating revenues (which include processed volumes and purchases for sale), operating income, product sales volumes and average benchmark market prices for raw material propylene.

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Sales and other operating revenues	$7,019	$6,568	$4,984
Operating income	403	316	48

Sales Volumes, in millions
PO and derivatives (pounds)	3,193	3,236	3,330
Co-products:
SM (pounds)	4,248	3,885	3,720
MTBE and other TBA derivatives (gallons)	1,188	1,178	1,114

Average Benchmark Price
Propylene:
United States – cents per pound	45.83	40.75	31.96
Europe – euros per metric ton	826	710	551

Revenues—Revenues of $7,019 million in 2006 were 7% higher compared to revenues of $6,568 million in 2005. The increase in revenues in 2006 was primarily due to the effect of higher average sales prices for most products and, to a lesser extent, higher sales volumes for styrene. Sales volumes for styrene were 9% higher in 2006 compared to 2005, while sales volumes for TDI were 28% lower in 2006, compared to 2005, due primarily to the shutdown of the Lake Charles, Louisiana TDI facility late in 2005. Sales volumes for PO & derivatives and MTBE in 2006 and 2005 were comparable.

Revenues of $6,568 million in 2005 increased 32% compared to revenues of $4,984 million in 2004. The increase in revenues was primarily due to higher average sales prices, as well as higher overall sales volumes. Sales volumes in 2005 compared to 2004 increased 6% for MTBE and other TBA derivatives, decreased 3% for PO and derivatives, and increased 4% for styrene.

Operating Income—The PO&RP segment had operating income of $403 million in 2006 compared to $316 million in 2005, which included the $195 million impairment charge. MTBE profitability decreased approximately $200 million as 2006 product margins were significantly lower compared to the high levels experienced in 2005. Styrene operating results were approximately $40 million lower in 2006, primarily as a result of lower product margins compared to 2005. Although still a loss, TDI improved approximately $135 million compared to 2005, excluding the 2005 impairment charge, due to lower ongoing operating costs, resulting from the late 2005 shutdown of the Lake Charles TDI facility, as well as higher prices. PO and derivative results in 2006 were comparable to 2005.

Operating income was $316 million in 2005 compared to $48 million in 2004. The increase was primarily due to higher product margins for MTBE and for PO and derivatives in 2005 compared to 2004. MTBE contributed approximately $325 million and PO and derivatives contributed approximately $200 million to the improvement in operating income in 2005. These improvements were partly offset by the $195 million impairment charge and by TDI operating losses.

Fourth Quarter 2006 versus Third Quarter 2006—The PO&RP segment had operating income of $45 million in the fourth quarter 2006 compared to $133 million in the third quarter 2006. Approximately $70 million of the $88 million decrease was due to a combination of seasonally lower MTBE product margins in the fourth quarter 2006 and planned and unplanned outages related to the equipment installation at the U.S. MTBE facility. PO and derivative operating results in the fourth quarter 2006 were approximately $20 million lower primarily due to scheduled maintenance turnaround costs and lower sales volumes compared to the third quarter 2006, while TDI operating results improved approximately $15 million due primarily to higher product margins. Styrene operating results in the fourth quarter 2006 were comparable to the third quarter 2006.

Refining Segment

Overview—The following refining segment discussion is based on the operating results of Houston Refining on a 100% basis (see Notes 4 and 10 to the Consolidated Financial Statements).

Houston Refining produces refined petroleum products, including gasoline, ultra low sulfur diesel, jet fuel, aromatics and lubricants. PDVSA Petróleo, S.A. (“PDVSA Oil”) supplies heavy, high sulfur Venezuelan crude oil to Houston Refining under a long-term contract (see Note 21 to the Consolidated Financial Statements). Under both the former crude supply agreement (“CSA”) and the current crude oil contract, the refining segment purchases 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of its rated crude oil refining capacity of 268,000 barrels per day. Houston Refining generally purchases the balance of its crude oil requirements on the spot market. Profit margins on spot market crude oil historically were more volatile and, in recent years, were higher than margins on CSA crude oil. The pricing under the new crude oil contract is market based.

Houston Refining operating results in 2006 compared to 2005 reflected the benefits of the new market-based crude oil contract for the last five months of 2006, ongoing tight supply and demand conditions and more reliable operations. Results in 2006 included a $300 million pretax charge related to the termination of the CSA.

In 2005, refining operations were affected negatively by lost production and costs related to suspending operations in preparation for Hurricane Rita and related problems in restarting. Refinery processing rates also reflected the negative impact of a major planned maintenance turnaround and unplanned outages in the second quarter 2005.

Lyondell is pursuing claims for insurance recoveries for the effects on Houston Refining of the 2005 hurricane-related business interruption and related costs. Lyondell recognized a benefit for partial resolution of insurance claims in 2006 of $14 million, which was net of CITGO’s share of $6 million. CITGO will share in future recovery of these insurance claims.

The following table sets forth Houston Refining’s sales and other operating revenues, net income, sales volumes for refined products and crude processing rates for the periods indicated.

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Sales and other operating revenues	$8,858	$6,741	$5,603
Operating income	528	232	516

Thousands of barrels per day
Refined products sales volumes:
Gasoline and components	113	104	118
Diesel and heating oil	90	80	95
Jet fuel	16	13	17
Aromatics	7	8	8
Other refined products	117	86	96

Total refined products sales volumes	343	291	334

Crude processing rates	270	217	265

Revenues—Revenues of $8,858 million in 2006 were 31% higher compared to revenues of $6,741 million in 2005. The increase in revenues in 2006 was due to the effect of higher average refined product sales prices, driven largely by higher crude oil prices, and the effect of 18% higher sales volumes. The higher sales volumes reflected the 24% higher crude processing rates compared to 2005, which was negatively affected by the third quarter Gulf Coast hurricanes and the subsequent problems restarting production and the second quarter 2005 maintenance activity and equipment failures.

Revenues of $6,741 million in 2005 increased 20% compared to revenues of $5,603 million in 2004. The increases in revenue were due to higher average refined product sales prices, driven largely by the stronger diesel and gasoline markets and higher crude oil prices, partly offset by lower sales volumes. Refined product sales prices averaged 39% higher in 2005 than in 2004. Sales volumes decreased 13% in 2005 compared to 2004, reflecting the lower crude processing rates, which decreased 18% as a result of the planned and unplanned outages during 2005.

Operating Income—Including operating income of $383 million since the acquisition by Lyondell on August 16, 2006, Houston Refining had operating income of $528 million in 2006 compared to $232 million in 2005. Operating results in 2006 included a pretax charge of $300 million related to the termination of the CSA. The underlying operations in 2006 benefited from the effect of the new market-based crude oil contract as well as from higher crude oil margins and crude processing rates compared to 2005, which was negatively affected by planned and unplanned outages and the third quarter Gulf Coast hurricanes.

Operating income was $232 million in 2005 compared to $516 million in 2004. The decrease was primarily due to the negative effects of lost production and costs related to the planned and unplanned outages. In addition, higher natural gas prices in 2005 compared to 2004 negatively affected CSA crude margins. These negative factors were only partly offset by the benefit of higher 2005 margins on spot crude oil volumes.

Fourth Quarter 2006 versus Third Quarter 2006—Houston Refining had operating income of $301 million in the fourth quarter 2006 compared to an operating loss of $98 million in the third quarter 2006. Third quarter 2006 operating results included the $300 million charge related to the termination of the CSA, while the fourth quarter 2006 included a benefit of $14 million related to the settlement of a portion of outstanding insurance claims. The improvement in the underlying operations in the fourth quarter 2006 reflected the favorable effects of operating a full quarter under the new market-based crude oil contract, the timing of purchases and sales and a favorable mix of Venezuelan crude oil compared to the third quarter 2006. Additionally, higher crude processing rates and higher premium product margins contributed to the improvement compared to the third quarter 2006. Total crude oil processing rates averaged 270,000 barrels per day, an increase of 5,000 barrels per day compared to the third quarter 2006.

FINANCIAL CONDITION

The following operating, investing and financing activities reflect the consolidation of Houston Refining prospectively from August 16, 2006 and of Millennium and Equistar prospectively from December 1, 2004.

Operating Activities—Operating activities of continuing operations provided cash of $1,183 million in 2006, $1,530 million in 2005 and $310 million in 2004. The decrease in 2006 compared to 2005 was primarily due to a net increase in the main components of working capital – accounts receivable and inventory, net of accounts payable – in 2006, which used cash of $408 million compared to a net decrease in 2005 that provided cash of $60 million. The negative comparative cash flow effect of the main components of working capital was partly offset by the effect of higher net income in 2006, including the effect of consolidating Houston Refining effective August 16, 2006, which increased 2006 net income by approximately $150 million.

The net increase in working capital in 2006 was primarily due to increases of $234 million and $136 million in inventory and accounts receivable, respectively, and a $38 million decrease in accounts payable. A significant portion of the increase in inventory was due to higher volumes of water-borne cargos in transit at December 31, 2006 compared to December 31, 2005 and the effect of the conversion to provide iso-octene production flexibility at a U.S. MTBE facility. The increase in accounts receivable reflected the effects of a $175 million decrease in the outstanding amount of accounts receivable sold under the accounts receivable sales facilities partly offset by a decrease in Houston Refining accounts receivable due to a decrease in product sales prices from the date of acquisition to December 31, 2006. The decrease in accounts payable is also related to Houston Refining and reflects a decrease in the price of crude oil from the date of acquisition to December 31, 2006.

The net decrease in the main components of working capital of $60 million in 2005 was due to a $267 million increase in the accounts payable balance that was partly offset by a $119 million increase in accounts receivable and an $88 million increase in inventory balances. The $267 million increase in the accounts payable balance primarily reflected higher purchase prices for raw materials and energy, reflecting the effects of a 36% increase in crude oil prices and a 31% increase in natural gas prices, comparing December 31, 2005 and 2004. The $119 million increase in the accounts receivable balance primarily reflected higher average sales prices in 2005 compared to 2004. Inventories increased $88 million due primarily to a slowdown in EC&D segment sales late in 2005.

In addition, prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 and 2004 that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”).

Cash flows provided by operating activities in 2005 included $1,527 million provided by the operations of Equistar and Millennium. In December 2004, cash flows provided by the operations of Equistar and Millennium were $68 million.

Operating activities of discontinued operations provided cash of $39 million in 2006, $64 million in 2005 and $44 million in 2004.

Investing Activities—Investing activities of continuing operations used cash of $2,854 million in 2006 and provided cash of $111 million in 2005 and $246 million in 2004.

In 2006, Lyondell purchased CITGO’s 41.25% interest in Houston Refining, making cash payments of $2,558 million, less cash acquired of $53 million. The cash payments of $2,558 million consisted of: $1,629 million for acquisition of the 41.25% interest in Houston Refining, the acquisition of working capital of $145 million, $445 million to repay and terminate Houston Refining’s $450 million term loan facility, including accrued interest of $4 million, $39 million to repay a loan payable to CITGO, including $4 million of accrued interest, and $300 million related to the termination of the previous crude supply agreement. As part of the transaction, Houston Refining and PDVSA Oil terminated the previous crude supply agreement and entered into a new crude oil contract. See “Financing Activities” below for related financing activities and “Liquidity and Capital Resources” for a description of the new crude oil contract.

The cash provided in 2005 primarily reflected net payments and distributions from the inorganic chemicals business of $269 million partly offset by the effect of including a full year of Equistar’s and Millennium’s capital expenditures and higher cash contributions to Houston Refining for capital. The cash provided by investing activities of continuing operations in 2004 reflected the acquisition of Millennium, which resulted in the consolidation of the cash balances of Millennium’s and Equistar’s continuing operations as of November 30, 2004, totaling $234 million. See discussion of discontinued operations below.

The following tables summarize the capital expenditures and 2007 planned capital spending of, respectively, Lyondell’s business segments, Lyondell and its principal joint ventures, Houston Refining and Equistar, both on a 100% basis, and Lyondell and its proportionate share of its joint ventures’ spending for continuing operations.

Millions of dollars	Plan 2007	2006	2005	2004
Capital expenditures by segment - joint ventures on a 100% basis:
EC&D	$205	$175	$155	$101
PO&RP (a)	80	90	56	58
Refining	150	238	176	71
Other	10	5	5	—

Total capital expenditures and contributions to PO joint ventures – 100% basis	$445	$508	$392	$230

Capital expenditures by entity - joint ventures on a 100% basis :
Lyondell (b)	$431	$346	$196	$65
Houston Refining – 100% through August 15, 2006	—	140	176	71
Equistar – 100% through November 30, 2004	—	—	—	85

Total capital expenditures	431	486	372	221
Contributions to PO joint ventures	14	22	20	9

Total capital expenditures and contributions to PO joint ventures – 100% basis	$445	$508	$392	$230

Capital expenditures – Lyondell proportionate share:
Lyondell (b)	$431	$346	$196	$65
Houston Refining – 58.75% through August 15, 2006	—	82	103	42
Equistar – 70.5% through November 30, 2004	—	—	—	60

Total capital expenditures	431	428	299	167
Contributions to PO joint ventures	14	22	20	9

Total capital expenditures and contributions to PO joint ventures – proportionate share	$445	$450	$319	$176

(a)	The PO&RP segment amounts include contributions to the U.S. and European PO Joint Ventures.

(b)	Represents Lyondell’s consolidated capital expenditures. Houston Refining’s capital expenditures are included in Lyondell’s capital expenditures from August 16, 2006, while Equistar’s and Millennium’s are included from December 1, 2004.

The higher 2006 and 2005 capital expenditure levels primarily reflected spending on environmental and regulatory compliance projects including air emission reductions, wastewater management and low sulfur fuel regulations. The lower 2007 planned capital expenditures reflect the completion or near completion of the projects related to environmental and regulatory requirements. In addition to environmental and regulatory requirements, the 2007 capital plan includes and the 2006 capital expenditures included spending for base plant support, projects to improve manufacturing efficiency and projects directed toward profit enhancement.

The following table summarizes Lyondell’s cash distributions from and cash contributions to its principal joint venture affiliates, including Houston Refining through August 15, 2006 and Equistar through November 30, 2004:

Millions of dollars	2006	2005	2004
Cash distributions from joint venture affiliates:
Houston Refining	$190	$303	$385
Equistar	—	—	120
Other	—	3	14

Total distributions	190	306	519
Less: Distributions of earnings from affiliates	73	123	424

Distributions in excess of earnings from affiliates	$117	$183	$95

Cash contributions to joint venture affiliates:
Houston Refining	$64	$128	$44
PO Joint Ventures, including working capital	22	20	9

Total	$86	$148	$53

Houston Refining’s lower 2006 cash distributions to Lyondell and Lyondell’s lower 2006 cash contributions to Houston Refining are due to Lyondell’s consolidation of Houston Refining effective August 16, 2006. Houston Refining’s 2005 cash distributions to Lyondell of $303 million decreased from $385 million in 2004 because of Houston Refining’s lower 2005 operating cash flow, which was primarily attributable to the effects of Hurricane Rita. Lyondell’s cash contributions to Houston Refining increased to $128 million in 2005 from $44 million in 2004 due to Houston Refining’s higher 2005 capital expenditures.

Investing activities of discontinued operations used cash of $14 million in 2006 and $322 million in 2005 and provided cash of $178 million in 2004. The cash used in 2005 primarily reflected $269 million of payments and distributions to affiliates included in the continuing operations of Lyondell. The cash provided in 2004 primarily reflected the acquisition of Millennium’s inorganic chemicals business, including cash of $218 million as of November 30, 2004. See discussion of continuing operations above.

Financing Activities—Financing activities of continuing operations provided cash of $1,525 million in 2006 and used cash of $1,669 million in 2005 and $420 million in 2004. The cash provided in the 2006 period primarily reflected borrowing to finance Lyondell’s purchase of CITGO’s 41.25% interest in Houston Refining, partly offset by repayments of debt. Cash used by financing activities in 2005 and 2004 primarily reflected prepayment of long-term debt. Lyondell intends to continue to reduce debt as market conditions permit.

During August 2006, LCC entered into a new senior secured credit facility that included a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility, incurring transaction costs of $43 million. The purchase of CITGO’s 41.25% interest in Houston Refining was financed with $2,601 million of the proceeds of the term loan. The $800 million, five-year revolving credit facility replaced LCC’s existing $475 million senior secured revolving credit facility and Houston Refining’s $150 million senior secured revolving credit facility. In September 2006, LCC increased the amount under the revolving credit facility from $800 million to $1,055 million and reduced the then-current interest rate on the term loan from LIBOR plus 2% to LIBOR plus 1.75%.

In September 2006, LCC issued $875 million of 8% Senior Unsecured Notes due 2014 and $900 million of 8.25% Senior Unsecured Notes due 2016. Lyondell used the net proceeds to repay $875 million of the seven-year term loan and to purchase the remaining $849 million principal amount of LCC’s 9.625% Senior Secured Notes, Series A, due 2007, paying a premium of $20 million. In December 2006, Lyondell called and purchased the remaining $430 million principal amount of LCC’s 9.5% Senior Secured Notes due 2008 and paid a premium of $10 million.

Also, in 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006; Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and $85 million principal amount of 9.25% Senior Notes due 2008, paying a premium of $5 million; and LCC purchased $50 million principal amount of 9.625% Senior Secured Notes, Series A due 2007, paying a premium of $2 million. During 2005, LCC prepaid: $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. Also in 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

In 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, due 2007, and paid $15 million in prepayment premiums.

During the three-year period ended December 31, 2006, LCC amended and subsequently replaced its senior secured revolving credit facility, and amended its previous revolving credit facilities, its indentures and its accounts receivable sales facility; Equistar amended its inventory-based revolving credit facility and its accounts receivable sales facility; and Millennium amended its $150 million senior secured revolving credit facilities, the previous credit facility and the indenture governing the 4% Convertible Senior Debentures. See the “LCC Debt and Accounts Receivable Sales Facility,” “Equistar Debt and Accounts Receivable Sales Facility” and “Millennium Debt” sections of “Liquidity and Capital Resources” for descriptions of these amendments.

Lyondell paid quarterly cash dividends of $0.225 per share of common stock totaling $223 million in 2006, $222 million in 2005 and $127 million in 2004. The increase in 2005 reflected the issuance of 63.1 million shares in connection with the November 30, 2004 acquisition of Millennium. In addition, through December 31, 2004, Lyondell had two series of common stock outstanding, common stock and Series B common stock. Lyondell elected to pay the regular quarterly dividends on each share of outstanding Series B common stock in kind in the form of shares of Series B common stock. In December 2004, Lyondell elected to convert the 38.6 million outstanding shares of Series B common stock, owned by Occidental Chemical Holding Corporation (“OCHC”), into common stock, which also increased Lyondell’s cash dividend payments beginning in 2005.

OCHC owns an 8.5% equity interest in Lyondell. Lyondell provides registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of a warrant held by OCHC for the purchase of 5 million shares of Lyondell common stock for $25 per share. In January 2007, OCHC notified Lyondell that it was exercising the warrant. The terms of the warrant provided that Lyondell could elect to net settle the exercise by delivering that number of shares of Lyondell common stock having a market value equal to the difference between the exercise price and the market price. In February 2007, pursuant to the terms of the warrant, OCHC received a net payment of 682,210 shares of Lyondell common stock, having a value of $20 million.

Proceeds from the exercise of stock options totaled $27 million, $48 million and $25 million in 2006, 2005 and 2004, respectively.

Financing activities of discontinued operations used cash of $34 million in 2006 and provided cash of $89 million in 2005 and $4 million in 2004, respectively. The 2005 and 2006 activity primarily reflects borrowing of $100 million in 2005 under an Australian senior term loan and related repayments of $29 million in 2006. The cash provided in 2004 includes only the activity for the month of December 2004 as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility. In August 2005, Millennium amended and restated its $150 million credit facility, replacing it with revolving credit facilities of $125 million in the U.S. and $25 million in Australia and a $100 million senior term loan in Australia, all of which mature in August 2010. See the “Millennium Debt” section of “Liquidity and Capital Resources” for further discussion of the new credit facilities. The Australian term loan facilitated the repatriation of non-U.S. earnings and returns of investment that were primarily used to reduce Millennium indebtedness, as discussed above.

Liquidity and Capital Resources—Total debt of Lyondell’s continuing operations, including current maturities, as of December 31, 2006 of $8.0 billion, or 71% of total capitalization, included $2.65 billion issued in 2006 in connection with Lyondell’s acquisition of CITGO’s 41.25% of Houston Refining. Lyondell has repaid more than $2.5 billion principal amount of debt from September 2004 with $1.4 billion of the payments occurring during 2005 and $881 million during 2006. Scheduled maturities accounted for only $253 million of the payments. Lyondell intends to continue to reduce debt as market conditions permit.

Lyondell’s ability to continue to pay or refinance its debt will depend on future operating performance, which could be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond its control. However, Lyondell believes that conditions will be such that cash balances, cash generated from operating activities, including access to 100% of Houston Refining’s operating cash flows, Lyondell’s ability to move cash among its wholly-owned subsidiaries, and funds from lines of credit will be adequate to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, ongoing operations and dividends.

In April 2006, Lyondell was granted an arbitration award related to a commercial dispute with Bayer. The award, which was not reflected in 2006 earnings, pertains to several issues related to the U.S. PO and PO technology joint ventures and included declaratory judgment in Lyondell’s favor concerning interpretation of the contract provisions at issue. Lyondell was awarded $121 million through June 30, 2005, plus interest and costs of arbitration. Additional amounts subject to finalization could include pre-award and post-award interest and attorney fees, costs and expenses. In August 2006, Lyondell filed a motion in federal district court in Texas to enforce the award, and Bayer subsequently filed motions and other proceedings to vacate or otherwise attack the arbitration award. These motions and proceedings are still pending.

Lyondell’s property and business interruption insurance claims, which principally relate to the refinery in 2005, are proceeding. Lyondell recognized a benefit in 2006 of $14 million, which was net of CITGO’s share of $6 million. The remaining insurance claims are expected to be resolved in 2007.

As part of the Houston Refining acquisition, the previous CSA was terminated for a payment by Houston Refining to PDVSA of $300 million, and the parties entered into a new crude oil contract. The new crude oil contract, which provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil, extends through 2011 and year to year thereafter. The contract contains market-based pricing, which is determined using a formula reflecting published market indices. The pricing is designed to be consistent with published prices for similar grades of crude oil.

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and the assumption of certain liabilities directly related to the business. In conjunction with this transaction, Lyondell determined that the carrying value of goodwill associated with the inorganic chemicals business was impaired at December 31, 2006, resulting in a charge to Lyondell’s 2006 earnings and a reduction of the carrying value of the goodwill of $545 million. The inorganic chemicals business’ 2006 annual sales were $1.4 billion and total assets at December 31, 2006 were $1.8 billion, of which $316 million was the remaining goodwill.

In August 2006, Standard & Poors (“S&P”) removed Lyondell’s and Equistar’s ratings from CreditWatch and revised its outlook for each of Lyondell and Equistar to stable, reflecting S&P’s belief that the intermediate-range benefits of the Houston Refining acquisition will outweigh the temporary increase in debt leverage.

In June 2006, S&P lowered its ratings for Millennium from BB- to B+ with a negative outlook following the February 2006 Rhode Island jury verdict against Millennium Holdings, LLC and other defendants. See the “Litigation” section of Note 21 to the Consolidated Financial Statements. In June 2006, Moody’s Investors Service (“Moody’s”) reinstated Millennium’s debt ratings at Ba3. In July 2006, Moody’s placed the ratings of Millennium under review for possible downgrade. In September 2006, Moody’s confirmed the ratings of Lyondell, Equistar and Millennium and revised its outlook for each of Lyondell, Equistar and Millennium to stable, reflecting Moody’s belief that the additional debt incurred in connection with the Houston Refining LP acquisition by Lyondell will be reduced over the next several years using anticipated increased refining cash flow.

LCC has not guaranteed Equistar’s or Millennium’s debt obligations, except for $150 million of Equistar debt, consisting of the 7.55% Debentures due 2026. LCC’s credit facility generally limits investments by Lyondell in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt covenants restrict its ability to pay dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1. The level of debt and the limitations imposed on LCC, Equistar and Millennium by their respective current or future debt agreements, including the restrictions on their ability to transfer cash among the entities as further discussed below and in Note 16 to the Consolidated Financial Statements, could have significant consequences on Lyondell’s business and future prospects.

At December 31, 2006, Lyondell had cash on hand of $401 million, which included $76 million of cash held by Millennium’s continuing operations that is not available for dividends to LCC and $133 million of cash held by Equistar. Lyondell’s total unused availability under various liquidity facilities of $1,902 million as of December 31, 2006 included the following:

•

$964 million under LCC’s $1,055 million senior secured revolving credit facility, which matures in August 2011. Availability under the revolving credit facility is reduced to the extent of outstanding letters of credit provided under the credit facility, which totaled $91 million as of December 31, 2006. There was no outstanding borrowing under the revolving credit facility at December 31, 2006.

•

$35 million under LCC’s $150 million accounts receivable sales facility, which matures in November 2010. The agreement currently permits the sale of up to $135 million of total interest in domestic accounts receivable, which amount would decline by $35 million if LCC’s credit facility were fully drawn. The outstanding amount of accounts receivable sold under the accounts receivable sales facility was $100 million at December 31, 2006.

•

$938 million in total under Equistar’s $400 million inventory-based revolving credit facility and its $600 million accounts receivable sales facility, after giving effect to the borrowing base net of a $50 million unused availability requirement, any outstanding amount of accounts receivable sold under the accounts receivable sales facility, of which there was none at December 31, 2006, and $12 million of outstanding letters of credit under the revolving credit facility as of December 31, 2006. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. There was no outstanding borrowing under the revolving credit facility at December 31, 2006.

LCC Debt and Accounts Receivable Sales Facility—LCC’s senior secured credit facility, indentures and accounts receivable sales facility contain restrictive covenants and the credit facility also contains covenants that require the maintenance of specified financial ratios. These covenants, as well as debt guarantees, are described in Notes 11 and 16 to Lyondell’s Consolidated Financial Statements. See “Effects of a Breach” below for discussion of the potential impact of a breach of these covenants.

During 2006, LCC amended and subsequently replaced its senior secured revolving credit facility, amended its indentures and amended its accounts receivable sales facility:

•

In June 2006, LCC amended its previous $475 million senior secured revolving credit facility and its indentures to, among other things, provide for additional subsidiary guarantors and other collateral, limit the pledge of equity interests and other securities in certain circumstances and exclude Millennium from certain events-of-default provisions.

•

In August 2006, LCC replaced its $475 million senior secured revolving credit facility with a new senior secured credit facility that included a $2,650 million, seven-year term loan and an $800 million, five-year revolving credit facility and amended its indentures to provide for further additional guarantors. Also in August 2006, the LCC accounts receivable sales facility was amended primarily to exclude Millennium from certain events of default provisions and to address certain other changes.

•

In September 2006, the term loan was partially repaid with the proceeds of the September 2006 Senior Unsecured Notes offering, and the senior secured credit facility was amended to increase the amount of the revolving credit facility to $1,055 million. Also in September 2006, LCC amended the indenture governing its 9.625% Senior Secured Notes, Series A, due 2007 to eliminate substantially all of the restrictive covenants, certain events of default and other provisions.

•	In November 2006, the LCC accounts receivable sales facility was amended to conform to LCC’s new credit facility.

The new credit facility includes substantially the same terms as the former credit facility with changes including, among other things, increased lien, debt and investment baskets; revisions relating to the Houston Refining acquisition; removal of limitations of lease payments and capital expenditures; and modification of specified financial ratios as follows:

•	the Interest Coverage Ratio (as defined) at the end of each fiscal quarter may not be less than 2.75 and

•

on any date, the ratio of Senior Secured Debt (as defined) at such date to Adjusted EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date may not exceed 2.75.

In November 2005, LCC amended its $150 million accounts receivable sales facility, extending the maturity to November 2010. In December 2004, LCC entered into its previous amended and restated credit facility, establishing a $475 million senior secured revolving credit facility, which was scheduled to mature in December 2009. That $475 million revolving credit facility replaced LCC’s previous $350 million revolving credit facility. In June 2004, LCC obtained an amendment to its previous $350 million revolving credit facility that permitted the Millennium transaction and placed certain limits on investments by Lyondell in Equistar, Millennium and specified joint ventures. LCC also obtained an amendment to its previous $350 million revolving credit facility in February 2004 to provide additional financial flexibility by easing certain financial ratio requirements.

Equistar Debt and Accounts Receivable Sales Facility—Equistar’s inventory-based revolving credit facility, accounts receivable sales facility and indentures contain restrictive covenants. These covenants are described in Notes 11 and 16 to Lyondell’s Consolidated Financial Statements. See “Effects of a Breach” below for a discussion of the potential impact of a breach of these covenants. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

In December 2006, Equistar amended its inventory-based revolving credit facility enabling it to sell certain receivables through new accounts receivable sales facilities. In November 2005, Equistar amended the previous $250 million inventory-based revolving credit facility and $450 million accounts receivable sales facility, increasing the commitment to $400 million and $600 million, respectively, and extending the maturities to November 2010.

Millennium Debt—Millennium’s indentures contain restrictive covenants. Pursuant to these provisions, Millennium is currently prohibited from making restricted payments, including paying certain dividends. These covenants, as well as debt guarantees, are described in Note 16 to Lyondell’s Consolidated Financial Statements. See “Effects of a Breach” below for discussion of the potential impact of a breach of these covenants.

Millennium’s revolving credit facilities of $125 million in the U.S., $25 million in Australia and €60 million in the U.K. and term loan in Australia are variously secured by equity interests in and assets of Lyondell’s worldwide inorganic chemicals business, and contain covenants as described in Note 16 to Lyondell’s Consolidated Financial Statements. These facilities were repaid and terminated by Lyondell, as required, using proceeds of the sale of the inorganic chemicals business. At December 31, 2006, the outstanding amount under the Australian term loan was $70 million. Under the U.S. and Australian revolving credit facilities, outstanding letters of credit totaled $22 million, and there were no outstanding borrowings under these facilities nor the U.K. revolving credit facility at December 31, 2006. See Note 3 to Lyondell’s Consolidated Financial Statements for debt of discontinued operations. Lyondell intends to use the remaining proceeds of the sale of the inorganic chemicals business to reduce debt at Lyondell entities.

In May 2006, Millennium amended its senior secured revolving credit facilities and, in July 2006, amended the indenture governing its 4% Convertible Senior Debentures primarily to exclude a subsidiary of Millennium, Millennium Holdings, LLC, and its subsidiaries (collectively “Millennium Holdings”) from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings.

In May 2005, Millennium obtained an amendment to its previous $150 million credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. As a result of Lyondell’s acquisition of Millennium, the Debentures are convertible into shares of Lyondell’s common stock or, at Lyondell’s discretion, equivalent cash or a combination thereof. As of December 31, 2006, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the amount of Debentures converted into shares of Lyondell common stock was not significant. The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of the principal amount or at the option of the Debenture holders under certain circumstances. The Debenture redemption terms are described in Note 16 to the Consolidated Financial Statements.

Joint Venture Debt—As part of the August 2006 purchase of CITGO’s 41.25% interest in Houston Refining, Houston Refining’s $450 million senior secured term loan facility, $150 million senior secured revolving credit facility and $35 million loan payable to CITGO were repaid and terminated. Houston Refining no longer has any debt to unaffiliated parties. As a result of the purchase, Houston Refining is a wholly-owned subsidiary of Lyondell.

Effects of a Breach—A breach by LCC, Equistar or Millennium of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium and Equistar contain various events of default and cross-default provisions. If LCC, Equistar or Millennium, as the case may be, was unable to obtain sufficient funds to make these accelerated payments, its lenders could proceed against any assets that secure their debt. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity.

Off-Balance Sheet Arrangements—The Securities and Exchange Commission (“SEC”) has described various characteristics to identify contractual arrangements that would fall within the SEC’s definition of off-balance sheet arrangements. Lyondell is a party to the following accounts receivable sales facilities that have some of those characteristics:

LCC has a $150 million accounts receivable sales facility, and Equistar has a $600 million accounts receivable sales facility, both of which mature in November 2010. Pursuant to the facilities, Lyondell sells, through wholly-owned bankruptcy remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables. The amount of interests in the pools of receivables permitted to be sold is determined by formulae. The LCC agreement currently permits the sale of up to $135 million of total interest in domestic accounts receivable, which amount would decline by $35 million if LCC’s credit facility were fully drawn. Equistar’s borrowing base is determined using a formula applied to accounts receivable and inventory balances and is net of a $50 million unused availability requirement. At December 31, 2006 and 2005, the outstanding amount of receivables sold under both of the facilities was $100 million. Accounts receivable in the consolidated balance sheets are reduced by the sales of interests in the pools.

The facilities accelerate availability to the business of cash from product sales that otherwise would have been collected over the normal billing and collection cycle. The availability of the accounts receivable sales facilities provides one element of Lyondell’s ongoing sources of liquidity and capital resources. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the outstanding interests sold, but Lyondell would in no event be required to repurchase such interests. In November 2005, both accounts receivable sales facilities were amended to extend the maturities to November 2010 and the Equistar facility was amended to increase the commitment to $600 million. See Note 11 to the Consolidated Financial Statements for additional accounts receivable information.

Other obligations that do not give rise to liabilities that would be reflected in Lyondell’s balance sheet are described below under “Purchase Obligations” and “Operating Leases.”

Contractual and Other Obligations—The following table summarizes, as of December 31, 2006, Lyondell’s minimum payments for long-term debt, and contractual and other obligations for the next five years and thereafter.

		Payments Due By Period
Millions of dollars	Total	2007	2008	2009	2010	2011	Thereafter

Long-term debt	$7,954	$18	$1,091	$1,118	$121	$718	$4,888
Interest on long-term debt	4,345	690	645	499	472	413	1,626
Pension benefits:
PBO	1,875	113	119	120	124	128	1,271
Assets	(1,496)	—	—	—	—	—	(1,496)

Funded status	379
Other postretirement benefits	262	18	19	19	20	20	166
Advances from customers	262	36	33	33	32	27	101
Other	584	1	77	65	50	49	342
Deferred income taxes	1,537	13	64	96	116	131	1,117
Other obligations:
Purchase obligations	8,551	765	752	723	711	708	4,892
Operating leases	1,318	219	173	133	120	104	569

Total	$25,192	$1,873	$2,973	$2,806	$1,766	$2,298	$13,476

Long-Term Debt—Lyondell’s long-term debt includes credit facilities and debt obligations of LCC, as well as credit facilities and debt obligations maintained by Lyondell’s wholly owned subsidiaries, Equistar and Millennium. See Note 16 to the Consolidated Financial Statements for a discussion of covenant requirements under the credit facilities and indentures and additional information regarding long-term debt.

Interest—The long-term debt agreements contain provisions for the payment of either monthly or semi-annual interest at a stated rate of interest over the term of the debt. These payment obligations are reflected in the table above.

Pension Benefits—Lyondell maintains several defined benefit pension plans, as described in Note 19 to the Consolidated Financial Statements. At December 31, 2006, the projected benefit obligation for Lyondell’s pension plans, including Equistar and Millennium plans, exceeded the fair value of plan assets by $379 million. Subject to future actuarial gains and losses, as well as actual asset earnings, Lyondell, together with its consolidated subsidiaries, will be required to fund the $379 million, with interest, in future years. Lyondell’s pension contributions, including discontinued operations, were $210 million, $131 million and $43 million in the years 2006, 2005 and 2004, respectively. Required contributions for continuing operations are expected to be approximately $40 million in 2007. Pension contributions for 2004 by Equistar and Millennium were $16 million and $1 million, respectively. Estimates of pension benefit payments through 2011 are included in the table above.

Other Postretirement Benefits—Lyondell provides other postretirement benefits, primarily medical benefits to eligible participants, as described in Note 19 to the Consolidated Financial Statements. Other postretirement benefits are unfunded and are paid by Lyondell as incurred. Estimates of other postretirement benefit payments through 2011 are included in the table above.

Advances from Customers—Lyondell received advances from customers in prior years in connection with long-term sales agreements under which Lyondell is obligated to deliver product primarily at cost-based prices. These advances are treated as deferred revenue and will be amortized to earnings as product is delivered over the remaining terms of the respective contracts, which primarily range from 6 to 12 years. The unamortized long-term portion of such advances totaled $220 million and $221 million as of December 31, 2006 and 2005, respectively.

Other—Other primarily consists of accruals for environmental remediation costs and obligations under deferred compensation arrangements.

Deferred Income Taxes—The scheduled settlement of the deferred tax liabilities shown in the table is based on the scheduled reversal of the underlying temporary differences. Actual cash tax payments will vary dependent upon future taxable income.

Purchase Obligations—Lyondell is party to various obligations to purchase products and services, principally for utilities and industrial gases. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 16% to 18% of the annual payments shown in the table above are subject to such variability. See the “Commitments” section of Note 21 to the Consolidated Financial Statements for a description of Lyondell’s commitments and contingencies, including these purchase obligations.

Operating Leases—Lyondell leases various facilities and equipment under noncancelable lease arrangements for various periods. See Note 17 to the Consolidated Financial Statements for related lease disclosures.

CURRENT BUSINESS OUTLOOK

Thus far in 2007, underlying business fundamentals continue to be sound. In the EC&D segment, sales prices that were under pressure during the fourth quarter 2006 have generally stabilized, and are expected to rebound. Raw material costs continue to be volatile and producer inventories have been reduced. Sales volumes have strengthened from fourth quarter 2006 levels. PO&RP segment performance remains quite strong, although fuel product margins are at seasonally lower levels. Refining margins have also followed a seasonal decline, and first quarter 2007 results will be negatively impacted by planned maintenance. For 2007, fundamental supply and demand conditions for Lyondell’s products should be relatively unchanged from the favorable conditions experienced in 2006, and Lyondell should benefit from full ownership of the refinery.

RELATED PARTY TRANSACTIONS

Lyondell conducts transactions with Occidental, which is considered a related party. As of December 31, 2006, and giving effect to Occidental’s January 26, 2007 exercise of the warrant, Occidental owned 8.5% of Lyondell, and had one representative on Lyondell’s Board of Directors.

Lyondell conducted transactions with Houston Refining prior to Lyondell’s August 16, 2006 purchase of its partner’s 41.25% interest in Houston Refining (see Notes 4 and 10). These transactions are continuing; however, subsequent to August 16, 2006, these transactions are eliminated in the Consolidated Financial Statements of Lyondell.

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental makes significant purchases of raw materials from Equistar and leases its Lake Charles ethylene facility and the land related thereto and certain railcars to Equistar. In addition, Equistar, Millennium and Houston Refining make purchases of product from Occidental. Subsequent to November 30, 2004, transactions between Equistar, Millennium and Occidental are reported as Lyondell related party transactions. Subsequent to August 16, 2006, transactions between Houston Refining and Occidental are reported as Lyondell related party transactions.

Lyondell believes that such transactions are effected on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s-length basis. See Note 7 to the Consolidated Financial Statements for further discussion of related party transactions involving Occidental, Lyondell, Equistar and Houston Refining.

CRITICAL ACCOUNTING POLICIES

Lyondell applies those accounting policies that management believes best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the U.S. Lyondell’s more critical accounting policies include those related to the basis of presentation, long-lived assets, including the costs of major maintenance turnarounds and repairs, the valuation of goodwill, accruals for long-term employee benefit costs such as pension and other postretirement costs, liabilities for anticipated expenditures to comply with environmental regulations, and accruals for taxes based on income. Inherent in such policies are certain key assumptions and estimates made by management. Management periodically updates its estimates used in the preparation of the financial statements based on its latest assessment of the current and projected business and general economic environment. These critical accounting policies have been discussed with the Audit Committee of Lyondell’s Board of Directors. Lyondell’s significant accounting policies are summarized in Note 2 to the Consolidated Financial Statements.

Basis of Presentation—The consolidated financial statements include the accounts of Lyondell and its subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. Governance for Lyondell’s major unconsolidated joint ventures, Houston Refining prior to August 16, 2006 and Equistar prior to December 1, 2004, was generally based on equal representation from the partners who jointly controlled certain key management decisions. These included approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the joint venture. Accordingly, Lyondell’s investments in Houston Refining and Equistar, prior to August 16, 2005 and December 1, 2004, respectively, were carried on the equity method, even though Lyondell’s ownership percentage exceeded 50%.

Long-Lived Assets—With respect to long-lived assets, key assumptions include the estimates of useful asset lives and the recoverability of carrying values of fixed assets and other intangible assets, as well as the existence of any obligations associated with the retirement of fixed assets. Such estimates could be significantly modified and/or the carrying values of the assets could be impaired by such factors as new technological developments, new chemical industry entrants with significant raw material or other cost advantages, uncertainties associated with the U.S. and world economies, the cyclical nature of the chemical and refining industries, and uncertainties associated with governmental actions, whether regulatory or, in the case of Houston Refining, with respect to the new crude oil contract.

To reflect economic and market conditions, from time to time Lyondell may temporarily idle manufacturing facilities. Assets that are temporarily idled are reviewed for impairment at the time they are idled, and at least annually thereafter. Earnings for 2006 included a $106 million pretax charge for impairment of the net book value of Lyondell’s ethylene facility in Lake Charles, Louisiana, which was idled in the first quarter of 2001, pending sustained improvement in market conditions. In 2006, Lyondell undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified. Lyondell had no other major idled facilities as of December 31, 2006.

Earnings for 2005 included pretax charges of $195 million for a reduction of the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The charges, as well as a decision to cease TDI production at the plant, reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs. The net book value of the long-lived assets included in Lyondell’s investment in its other TDI facility, which is operated by Rhodia in Pont de Claix, France is $94 million. Based on current operating profits in the TDI business, as well as estimates of expected future cash flows, the book value of this investment is not believed to be impaired at December 31, 2006.

The estimated useful lives of long-lived assets range from 3 to 30 years. Depreciation and amortization of these assets, including amortization of deferred turnaround costs, under the straight-line method over their estimated useful lives totaled $711 million in 2006. If the useful lives of the assets were found to be shorter than originally estimated, depreciation and amortization charges would be accelerated over the revised useful life.

Lyondell defers the costs of major periodic maintenance and repair activities (“turnarounds”) in excess of $5 million, amortizing such costs over the period until the next expected major turnaround of the affected unit. During 2006, 2005 and 2004, cash expenditures of approximately $71 million, $67 million and $44 million, respectively, were deferred and are being amortized, predominantly over 4 to 7 years. Amortization in 2006, 2005 and 2004, of previously deferred turnaround costs was $63 million, $56 million and $16 million, respectively. Additional information on long-lived assets, deferred turnaround costs and related depreciation and amortization appears in Note 13 to the Consolidated Financial Statements.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Lyondell evaluates the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is determined by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. As a result of the acquisition of Millennium, Lyondell recognized an additional $1.2 billion of goodwill in 2004, including $861 million allocated to the inorganic chemicals business.

The recoverability of Lyondell’s goodwill is dependent upon the future valuations associated with its reporting units, which could change significantly based upon business performance or other factors. In conjunction with Lyondell’s proposed sale of its worldwide inorganic chemicals business, discussed in Note 3 to the Consolidated Financial Statements, Lyondell determined that the carrying value of goodwill associated with the inorganic chemicals business was impaired at December 31, 2006. Accordingly, Lyondell’s 2006 income from discontinued operations reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill related to this business. The remaining carrying value of Lyondell’s goodwill totaled $1.3 billion at December 31, 2006.

Long-Term Employee Benefit Costs—The costs to Lyondell of long-term employee benefits, particularly pension and other postretirement medical and life insurance benefits, are incurred over long periods of time, and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties, and is sensitive to changes in those assumptions. It is management’s responsibility, often with the assistance of independent experts, to select assumptions that in its judgment represent its best estimates of the future effects of those uncertainties. It also is management’s responsibility to review those assumptions periodically to reflect changes in economic or other factors that affect those assumptions.

The current benefit service costs, as well as the existing liabilities, for pensions and other postretirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. Lyondell’s assumed discount rate is based on average rates published by Moody’s and Merrill Lynch for high-quality (Aa rating) ten-year fixed income securities. For the purpose of measuring the U.S. benefit obligations at December 31, 2006, Lyondell increased its assumed discount rate from 5.5% to 5.75%, reflecting market interest rates at December 31, 2006. The 5.75% rate also will be used to measure net periodic benefit cost during 2007. A one percentage point reduction in the assumed discount rates would increase Lyondell’s benefit obligation for pensions and other postretirement benefits by approximately $322 million, and would reduce Lyondell’s net income by approximately $19 million.

The benefit obligation and the periodic cost of other postretirement medical benefits also are measured based on assumed rates of future increase in the per capita cost of covered health care benefits. As of December 31, 2006, the assumed rate of increase was 10% for 2007 decreasing 1% per year to 5% in 2012 and thereafter. A one percentage point change in the health care cost trend rate assumption would have no significant effect on either the benefit liability or the net periodic cost, due to limits on Lyondell’s maximum contribution level under the medical plan.

The net periodic cost of pension benefits included in expense also is affected by the expected long-term rate of return on plan assets assumption. Investment returns that are recognized currently in net income represent the expected long-term rate of return on plan assets applied to a market-related value of plan assets which, for Lyondell, is defined as the market value of assets. The expected rate of return on plan assets is a longer term rate, and is expected to change less frequently than the current assumed discount rate, reflecting long-term market expectations, rather than current fluctuations in market conditions.

Lyondell’s expected long-term rate of return on U.S. plan assets of 8% is based on the average level of earnings that its independent pension investment advisor had advised could be expected to be earned over time. The expectation is based on an asset allocation of 55% U.S. equity securities (9.5% expected return), 15% non-U.S. equity securities (9.5% expected return), and 30% fixed income securities (5.5% expected return) recommended by the advisor, and has been adopted for the plans. The actual return on plan assets in 2006 was 11%.

The actual rate of return on plan assets may differ from the expected rate due to the volatility normally experienced in capital markets. Management’s goal is to manage the investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Based on the market value of plan assets at December 31, 2006, a one percentage point decrease in this assumption for Lyondell would decrease Lyondell’s net income by approximately $10 million.

Net periodic pension cost recognized each year includes the expected asset earnings, rather than the actual earnings or loss. As a result of asset earnings significantly below the expected return on plan assets rate over the three-year period ended December 31, 2002, the level of unrecognized investment losses, together with the net actuarial gains and losses, is $284 million at December 31, 2006. This unrecognized amount, to the extent it exceeds ten percent of the projected benefit obligation for the respective plan, will be recognized as additional net periodic benefit cost over the average remaining service period of the participants in each plan. This annual amortization charge would be $15 million per year based on the December 31, 2006 unrecognized amount.

Additional information on the key assumptions underlying these benefit costs appears in Note 19 to the Consolidated Financial Statements.

Liabilities for Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

As of December 31, 2006, Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $176 million. The liabilities for individual sites range from less than $1 million to $106 million, and remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. See Note 21 to the Consolidated Financial Statements for further discussion of environmental remediation matters.

Accruals for Taxes Based on Income—Uncertainties exist with respect to interpretation of complex U.S. federal and non-U.S. tax regulations. Management expects that Lyondell’s interpretations will prevail. Also, Lyondell has recognized deferred tax benefits relating to its future utilization of past operating losses. Lyondell believes it is more likely than not that the amounts of deferred tax assets in excess of the related valuation reserves will be realized. Further details on Lyondell’s income taxes appear in Note 20 to the Consolidated Financial Statements.

ACCOUNTING AND REPORTING CHANGES

Effective December 31, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Lyondell’s application of SFAS No. 158 as of December 31, 2006 to its continuing operations resulted in increases of $21 million and $105 million in its current and long-term benefit liabilities, respectively, a decrease of $1 million in other assets, a decrease of $35 million in deferred tax liabilities and an increase of $92 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006. (See Note 19 to the Consolidated Financial Statements.)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. For Lyondell, the standard will be effective beginning in 2008. Lyondell does not expect the application of SFAS No. 157 to have a material effect on its consolidated financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, to clarify the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Lyondell beginning in 2007. Lyondell does not expect the application of FIN No. 48 to have a material effect on its consolidated financial statements.

Effective January 1, 2006, Lyondell adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Lyondell previously accounted for these plans according to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which it adopted in the first quarter 2003, using the prospective transition method. Lyondell’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Lyondell adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect of this requirement is to reduce reported revenues and cost of sales for affected transactions. Lyondell’s application of EITF Issue No. 04-13 had no material effect on its consolidated financial statements.

ENVIRONMENTAL AND OTHER MATTERS

Various environmental laws and regulations impose substantial requirements upon the operations of Lyondell. Lyondell’s policy is to be in compliance with such laws and regulations, which include, among others, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) as amended, the Resource Conservation and Recovery Act (“RCRA”) and the Clean Air Act Amendments (“Clean Air Act”). Lyondell does not specifically track all recurring costs associated with managing hazardous substances and pollution in ongoing operations. Such costs are included in cost of sales.

Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $176 million as of December 31, 2006. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. The liabilities for individual sites range from less than $1 million to $106 million. The $106 million liability relates to the Kalamazoo River Superfund Site. See “Critical Accounting Policies” above and the “Environmental Remediation” section of Note 21 to the Consolidated Financial Statements for additional discussion of Lyondell’s liabilities for environmental remediation, including the liability related to the Kalamazoo River Superfund Site.

Lyondell also makes capital expenditures to comply with environmental regulations. Capital expenditures for regulatory compliance in 2006, 2005 and 2004 totaled approximately $127 million, $82 million and $30 million, respectively. The 2006 spending included Houston Refining prospectively from August 16, 2006. The 2006 and 2005 spending included Equistar and Millennium for a full year, while the 2004 spending included Equistar and Millennium spending for the month of December 2004. Capital expenditures (on a 100% basis) by Equistar for regulatory compliance in 2004 were $44 million, while Millennium made $8 million, all with respect to discontinued operations. Capital expenditures by Houston Refining (on a 100% basis) for regulatory compliance in 2006, 2005 and 2004 were $134 million, $106 million and $31 million, respectively.

Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar, Millennium and Houston Refining facilities, will be approximately $86 million in 2007 and $48 million in 2008.

The significant increases in planned and actual capital expenditures in 2007, 2006 and 2005 reflect increased spending on projects related to air emission reductions, low sulfur fuels and wastewater management, principally at Lyondell’s Gulf Coast plants. Under the Clean Air Act, the eight-county Houston/Galveston region was designated a severe non-attainment area for ozone by the EPA. Emission reduction controls are being installed at Lyondell’s refinery and each of its ten facilities in the Houston/Galveston region to comply prior to the November 2007 deadline. Also, under the Clean Air Act, the EPA adopted new standards for gasoline that required refiners to produce a low sulfur gasoline by 2006 and ultra low sulfur diesel (“ULSD”) by the end of 2009. The refinery met the 2006 low sulfur gasoline compliance target and complied with a requirement to produce 80% of on-road diesel fuel as ULSD by June 2006.

The presence of MTBE in some water supplies in certain states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in U.S. federal and state governmental initiatives to reduce or ban the use of MTBE. Substantially all refiners and blenders have discontinued the use of MTBE in the U.S. See the “MTBE” section of Note 21 to the Consolidated Financial Statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Lyondell Chemical Company is responsible for establishing and maintaining adequate internal control over financial reporting. Lyondell’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Lyondell management assessed the effectiveness of Lyondell’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Lyondell’s management has concluded that Lyondell’s internal control over financial reporting was effective as of December 31, 2006 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Current Report on Form 8-K, has audited management’s assessment of the effectiveness of Lyondell’s internal control over financial reporting as of December 31, 2006, as stated in their report that appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Lyondell Chemical Company:

We have completed integrated audits of Lyondell Chemical Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement plans.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9.01 of this Current Report on Form 8-K, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Houston, Texas February 28, 2007, except for Note 3 for which the date is May 29, 2007

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars, except per share data	2006	2005	2004

Sales and other operating revenues:
Trade	$19,548	$15,558	$5,725
Related parties	1,334	1,699	125

	20,882	17,257	5,850
Operating costs and expenses:
Cost of sales	18,555	15,307	5,391
Asset impairments	106	195	—
Selling, general and administrative expenses	509	437	258
Research and development expenses	72	70	39

	19,242	16,009	5,688

Operating income	1,640	1,248	162
Interest expense	(648)	(634)	(463)
Interest income	39	32	13
Other income (expense), net	37	(37)	(11)

Income (loss) before equity investments and income taxes	1,068	609	(299)
Income from equity investments:
Houston Refining LP	73	123	303
Equistar Chemicals, LP	—	—	141
Other	5	1	7

	78	124	451

Income from continuing operations before income taxes	1,146	733	152
Provision for income taxes	410	193	15

Income from continuing operations	736	540	137
Loss from discontinued operations, net of tax	(550)	(9)	(83)

Net income	$186	$531	$54

Earnings per share:
Income from continuing operations:
Basic	$2.98	$2.20	$0.75

Diluted	$2.84	$2.07	$0.74

Net income:
Basic	$0.75	$2.16	$0.29

Diluted	$0.72	$2.04	$0.29

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions, except shares and par value data	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$401	$543
Accounts receivable:
Trade, net	1,837	1,301
Related parties	95	114
Inventories	1,877	1,287
Prepaid expenses and other current assets	147	151
Deferred tax assets	102	190
Current assets held for sale	687	720

Total current assets	5,146	4,306
Property, plant and equipment, net	8,542	5,917
Investments and long-term receivables:
Investment in PO joint ventures	778	776
Investment in and receivable from Houston Refining LP	—	186
Other	115	111
Goodwill, net	1,332	1,352
Other assets, net	864	759
Long-term assets held for sale	1,069	1,682

Total assets	$17,846	$15,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$18	$308
Accounts payable:
Trade	1,785	1,123
Related parties	83	101
Accrued liabilities	980	702
Current liabilities associated with assets held for sale	341	336

Total current liabilities	3,207	2,570
Long-term debt	7,936	5,866
Other liabilities	1,453	1,473
Deferred income taxes	1,537	1,486
Long-term liabilities associated with assets held for sale	391	541
Commitments and contingencies
Minority interests	134	145
Stockholders’ equity:
Common stock, $1.00 par value, 340,000,000 shares authorized, 249,764,306 and 247,876,385 shares issued, respectively	250	248
Additional paid-in capital	3,248	3,211
Retained deficit	(330)	(292)
Accumulated other comprehensive income (loss)	42	(136)
Treasury stock, at cost, 793,736 and 826,151 shares, respectively	(22)	(23)

Total stockholders’ equity	3,188	3,008

Total liabilities and stockholders’ equity	$17,846	$15,089

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2006	2005	2004

Cash flows from operating activities:
Net income	$186	$531	$54
Loss from discontinued operations, net of tax	550	9	83
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	711	631	282
Asset impairments	106	195	—
Equity investments –
Amounts included in net income	(78)	(124)	(451)
Distributions of earnings	73	123	424
Deferred income taxes	59	136	30
Debt prepayment premiums and charges	40	45	18
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(136)	(119)	31
Inventories	(234)	(88)	(147)
Accounts payable	(38)	267	(1)
Other, net	(56)	(76)	(13)

Net cash provided by operating activities – continuing operations	1,183	1,530	310
Net cash provided by operating activities – discontinued operations	39	64	44

Net cash provided by operating activities	1,222	1,594	354

Cash flows from investing activities:
Expenditures for property, plant and equipment	(346)	(196)	(65)
Acquisition of Houston Refining LP and related payments, net of cash acquired	(2,505)	—	—
Distributions from affiliates in excess of earnings	117	183	95
Contributions and advances to affiliates	(86)	(148)	(53)
Payments and distributions from (to) discontinued operations	(40)	269	35
Cash received in acquisition of Millennium Chemicals Inc. and Equistar Chemicals, LP	—	—	234
Other	6	3	—

Net cash provided by (used in) investing activities – continuing operations	(2,854)	111	246
Net cash provided by (used in) investing activities – discontinued operations	(14)	(322)	178

Net cash provided by (used in) investing activities	(2,868)	(211)	424

Cash flows from financing activities:
Issuance of long-term debt	4,356	—	—
Repayment of long-term debt	(2,641)	(1,504)	(319)
Dividends paid	(223)	(222)	(127)
Proceeds from stock option exercises	27	48	25
Other, net	6	9	1

Net cash provided by (used in) financing activities – continuing operations	1,525	(1,669)	(420)
Net cash provided by (used in) financing activities – discontinued operations	(34)	89	4

Net cash provided by (used in) financing activities	1,491	(1,580)	(416)

Effect of exchange rate changes on cash	8	(14)	4

Increase (decrease) in cash and cash equivalents	(147)	(211)	366
Cash and cash equivalents at beginning of period	593	804	438

Cash and cash equivalents at end of period	446	593	804
Less: Cash and cash equivalents at end of period – discontinued operations	45	50	228

Cash and cash equivalents at end of period – continuing operations	$401	$543	$576

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Series B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Net Stockholders’ Equity	Comprehensive Income (Loss)
Millions, except shares	Issued	Treasury
Balance, January 1, 2004	$142	$(66)	$37	$1,571	$(474)	$(54)	$1,156
Net income	—	—	—	—	54	—	54	$54
Cash dividends ($0.90 per share)	—	—	—	—	(127)	—	(127)	—
Series B stock dividends, 1,784,439 shares	—	—	2	32	(34)	—	—	—
Foreign currency translation, net of tax of $36	—	—	—	—	—	110	110	110
Minimum pension liability	—	—	—	—	—	1	1	1
Reissuance of 1,506,094 treasury shares under benefit plans	—	42	—	—	(19)	—	23	—
Issuance of 477,677 shares of common stock under benefit plans	1	—	—	6	—	—	7	—
Acquisition of Millennium	63	—	—	1,524	—	—	1,587	—
Non-qualified stock option grants net of tax of $3	—	—	—	5	—	—	5	—
Conversion of Series B stock to common stock, 38,607,860 shares	39	—	(39)	—	—	—	—	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	(4)	—	5	—	—	1	—

Comprehensive income								$164

Balance, December 31, 2004	$245	$(28)	$—	$3,143	$(600)	$56	$2,816
Net income	—	—	—	—	531	—	531	$531
Cash dividends ($0.90 per share)	—	—	—	—	(222)	—	(222)	—
Foreign currency translation, net of tax of $17	—	—	—	—	—	(191)	(191)	(191)
Reissuance of 30,764 treasury shares under benefit plans	—	1	—	—	—	—	1	—
Issuance of 3,334,472 shares of common stock under benefit plans including tax benefit of $19	3	—	—	64	—	—	67	—
Non-qualified stock option grants, net of tax of $1	—	—	—	3	—	—	3	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	4	—	1	(1)	—	4	—

Comprehensive income								$339

Balance, December 31, 2005	$248	$(23)	$—	$3,211	$(292)	$(136)	$3,008
Net income	—	—	—	—	186	—	186	$186
Cash dividends ($0.90 per share)	—	—	—	—	(223)	—	(223)	—
Foreign currency translation, net of tax of $19	—	—	—	—	—	172	172	172
Reissuance of 32,415 treasury shares under benefit plans	—	1	—	—	—	—	1	—
Issuance of 1,887,921 shares of common stock under benefit plan including tax benefit of $7	2	—	—	32	—	—	34	—
Non-qualified stock option grants, net of tax of $2	—	—	—	5	—	—	5	—
Minimum pension liability, net of tax of $23	—	—	—	—	—	60	60	60
Change in accounting for pension and other postretirement benefits, net of tax of $15	—	—	—	—	—	(54)	(54)	—
Other	—	—	—	—	(1)	—	(1)	—

Comprehensive income								$418

Balance, December 31, 2006	$250	$(22)	$—	$3,248	$(330)	$42	$3,188

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.	Description of the Company and Operations

Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. As a result of Lyondell’s purchase of its partner’s 41.25% equity interest in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or “LCR”) and Lyondell’s resulting 100% ownership of Houston Refining LP (“Houston Refining”), the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 4 and 10 for additional information). As a result of Lyondell’s acquisition of Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”) and Lyondell’s resulting 100% ownership of Millennium and Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) (see Note 4), the operations of Millennium and Equistar are consolidated prospectively from December 1, 2004.

The ethylene, co-products and derivatives (“EC&D”) segment includes: ethylene; co-products, such as propylene, butadiene and aromatics; and ethylene derivatives, including the ethylene oxide, ethylene glycol and polyethylene businesses of Equistar; and the Millennium acetyls business, including vinyl acetate monomer (“VAM”), acetic acid and methanol.

Through November 30, 2004, Lyondell’s EC&D operations, excluding acetyls, were conducted through its 70.5% ownership interest in Equistar, which was accounted for using the equity method (see Note 9). After November 30, 2004, Equistar became a wholly-owned subsidiary of Lyondell.

The propylene oxide and related products (“PO&RP”) segment includes: propylene oxide (“PO”); its co-products, styrene monomer (“SM” or “styrene”), and tertiary butyl alcohol (“TBA”), together with its derivatives, methyl tertiary butyl ether (“MTBE”), ethyl tertiary butyl ether (“ETBE”) and isobutylene; PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and toluene diisocyanate (“TDI”).

Through August 15, 2006, Lyondell’s refining segment operations were conducted through its joint venture ownership interest in Houston Refining (see Note 10). Lyondell accounted for its investment in Houston Refining using the equity method. Houston Refining produces refined petroleum products, including gasoline, jet fuel, ultra low sulfur diesel, aromatics and lubricants.

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities directly related to the business (see Notes 2 and 3). The amount will be adjusted based on the values of net working capital, cash and specified indebtedness as of the closing date.

2.	Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Discontinued Operations—Certain previously reported amounts have been reclassified to present Lyondell’s inorganic chemicals business operations as discontinued operations. Unless otherwise indicated, information presented in the notes to the financial statements relates only to Lyondell’s continuing operations. Information related to Lyondell’s discontinued operations is presented in Note 3.

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell’s discretion.

Allowance for Doubtful Accounts—Lyondell establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. Lyondell’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Lyondell expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority Interests—Minority interests primarily represent the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex and a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas. The minority interests share of the partnerships’ income or loss is reported in “Other income, net” in the Consolidated Statements of Income.

Foreign Currency Translation—Lyondell operates primarily in three functional currencies: the euro for operations in Europe, the real for operations in Brazil, and the U.S. dollar for the U.S. and other locations.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Accounting and Reporting Changes—Effective December 31, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Lyondell’s application of SFAS No. 158 as of December 31, 2006 to its continuing operations resulted in increases of $21 million and $105 million in its current and long-term benefit liabilities, respectively, a decrease of $1 million in other assets, a decrease of $35 million in deferred tax liabilities and an increase of $92 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006. (See Note 19.)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. For Lyondell, the standard will be effective beginning in 2008. Lyondell does not expect the application of SFAS No. 157 to have a material effect on its consolidated financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, to clarify the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Lyondell beginning in 2007. Lyondell does not expect the application of FIN No. 48 to have a material effect on its consolidated financial statements.

Effective January 1, 2006, Lyondell adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Lyondell previously accounted for these plans according to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which it adopted in the first quarter 2003, using the prospective transition method. Lyondell’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Lyondell adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect of this requirement is to reduce reported revenues and cost of sales for affected transactions. Lyondell’s application of EITF Issue No. 04-13 had no material effect on its consolidated financial statements.

3.	Discontinued Operations

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities directly related to the business. The amount will be adjusted based on the values of net working capital, cash and specified indebtedness as of the closing date.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Discontinued Operations – (Continued)

The operations of the inorganic chemicals business have been classified as discontinued operations in the consolidated statements of income and cash flows and the assets and associated liabilities have been classified as held for sale in the consolidated balance sheets. Unless otherwise indicated, information presented in the notes to the financial statements relates only to Lyondell’s continuing operations.

Amounts included in income from discontinued operations for all periods presented are summarized as follows:

Millions of dollars	2006	2005	2004
Sales and other operating revenues	$1,346	$1,349	$96

Income (loss) from discontinued operations before income taxes	(553)	17	(75)
Provision for (benefit from) income taxes	(3)	26	8

Loss from discontinued operations, net of tax	$(550)	$(9)	$(83)

Lyondell’s evaluation of strategic alternatives for its worldwide inorganic chemicals business, which resulted in the May 15, 2007 sale of the inorganic chemicals business, indicated that the carrying values of goodwill and certain software costs associated with the inorganic chemicals business were impaired at December 31, 2006, based on the then pending sale and the value to be received for the business. Accordingly, Lyondell’s 2006 loss from discontinued operations reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill and $7 million to recognize the impairment of the carrying value of the software costs. The impairment of goodwill has no tax effect.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Discontinued Operations – (Continued)

The assets and liabilities of the inorganic chemicals business classified as held for sale are summarized as follows at December 31:

Millions of dollars	2006	2005
Cash	$45	$50
Inventories	382	370
Other current assets	260	300

Total current assets	687	720

Property, plant and equipment	605	613
Goodwill, net	316	943
Other noncurrent assets, net	148	126

Total long-term assets	1,069	1,682

Total assets	$1,756	$2,402

Current maturities of long-term debt	$4	$11
Other current liabilities	337	325

Total current liabilities	341	336

Long-term debt	82	108
Other noncurrent liabilities	269	398
Minority interest	40	35

Total long-term liabilities	391	541

Total liabilities	$732	$877

See Note 16 for a description of the long-term debt of the inorganic chemicals business.

Additionally, stockholders’ equity includes accumulated other comprehensive income of $55 million at December 31, 2006 and accumulated other comprehensive loss of $17 million at December 31, 2005 associated with discontinued operations.

4.	Business Acquisitions

Acquisition of Houston Refining LP—On August 16, 2006, Lyondell purchased CITGO Petroleum Corporation’s (“CITGO”) 41.25% ownership interest in Houston Refining to, among other things, take advantage of market conditions in refining and Houston Refining’s cash flows. Prior to the acquisition, Lyondell held a 58.75% equity-basis investment in Houston Refining (see Note 10) and, as a result of the acquisition, Houston Refining became a wholly-owned, consolidated subsidiary of Lyondell from August 16, 2006. Houston Refining owns and operates a full conversion refinery located in Houston, Texas, which has the ability to process approximately 268,000 barrels per day of lower cost, heavy, high sulfur crude oil.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Business Acquisitions – (Continued)

Lyondell’s acquisition of CITGO’s 41.25% interest was financed using $2,601 million of the proceeds of a $2.65 billion seven-year term loan (see Note 16). The $2,601 million consisted of $43 million of debt issue costs and $2,558 million of cash payments consisting of: $1,629 million for acquisition of the 41.25% interest in Houston Refining, the acquisition of working capital of $145 million, $445 million to repay and terminate Houston Refining’s $450 million term loan facility, including accrued interest of $4 million, $39 million to repay a loan payable to CITGO, including $4 million of accrued interest, and $300 million related to the termination of the previous crude supply agreement. As part of the transaction, Houston Refining and PDVSA Petróleo, S.A. (“PDVSA Oil”) terminated the previous crude supply agreement and entered into a new crude oil contract for 230,000 barrels per day of heavy crude oil, which runs through 2011 and year to year thereafter (see Note 21).

The unaudited pro forma combined historical results of Lyondell and Houston Refining for the years ended December 31, 2006 and 2005, giving effect to the purchase as though the transaction were consummated and the new crude oil contract had been in place as of the beginning of each period presented, are as follows:

Millions of dollars, except per share data	2006	2005
Sales and other operating revenues	$25,631	$22,655
Income from continuing operations	980	673
Net income	430	664
Earnings per share:
Income from continuing operations – basic	3.97	2.75
Income from continuing operations – diluted	3.77	2.59
Net income – basic	1.74	2.71
Net income – diluted	1.65	2.56

Pro forma results for all periods presented above include a pretax charge of $300 million, or $195 million after tax, for the cost of terminating the crude supply agreement. Lyondell’s actual results for the year ended December 31, 2006 include a pretax charge of $176 million, or $114 million after tax, representing Lyondell’s 58.75% share of the $300 million cost of terminating the crude supply agreement.

The pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of each period presented, nor are they necessarily indicative of future results.

Lyondell’s acquisition of CITGO’s 41.25% interest in Houston Refining was accounted for as a step-acquisition. Therefore, 41.25% of each Houston Refining asset and liability was recorded at fair value as of August 16, 2006 and Lyondell’s previous 58.75% interest in each Houston Refining asset and liability was reflected at its historical carrying value.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Business Acquisitions – (Continued)

The following table provides information regarding the components of the purchase price for acquisition of CITGO’s 41.25% interest in Houston Refining:

Millions of dollars
Base purchase price of 41.25% interest	$1,629
Working capital acquired	145

Total cash purchase price of 41.25% interest	1,774
Estimated 2007 reimbursement of CITGO taxes	97

Purchase price of 41.25% interest	$1,871

The components of the step acquisition of Houston Refining were as follows:

Millions of dollars
Historical carrying value of Lyondell’s previous net investment:
Investment in Houston Refining	$(144)
Receivable from Houston Refining and accrued interest	1,040
Purchase price of 41.25% interest	1,871

Total purchase price of Houston Refining	$2,767

The total purchase price of Houston Refining was allocated to the assets and liabilities acquired as follows:

Millions of dollars
Cash and cash equivalents	$53
Other current assets	647
Property, plant and equipment	2,767
Other assets	101
Current liabilities	(735)
Other liabilities	(66)

Total allocated purchase price of Houston Refining	$2,767

The following represent the elements of cash flow in the year ended December 31, 2006 for the transactions related to the acquisition of Houston Refining:

Millions of dollars
Total cash purchase price of 41.25% interest	$1,774
Related payments – advances to Houston Refining:
To fund termination of crude supply agreement	300
To fund repayment of bank loan and accrued interest	445
To fund repayment of CITGO partner loan and accrued interest	39

Total cash payments	2,558
Cash and cash equivalents acquired	(53)

Acquisition of Houston Refining and related payments, net of cash acquired	$2,505

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Business Acquisitions – (Continued)

In future periods, adjustments to the allocation may result from resolution of the estimated amount of the tax reimbursement. Management does not expect the finalization of the purchase price allocation to have a material effect.

Acquisition of Millennium Chemicals Inc.—On November 30, 2004, Lyondell completed the acquisition of Millennium, in a stock-for-stock business combination intended, among other things, to broaden the Company’s product base and to consolidate ownership of Equistar. In the acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly-owned subsidiary of Lyondell. Millennium owns a 29.5% interest in Equistar, which, upon completion of the acquisition, also became a wholly-owned subsidiary of Lyondell.

The results of operations of Millennium and Equistar are included in Lyondell’s Consolidated Statements of Income prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method of accounting (see Note 9). The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

The unaudited pro forma combined historical results of Lyondell, Millennium and Equistar for the year ended December 31, 2004, giving effect to the acquisition, assuming the transaction was consummated as of the beginning of 2004 are as follows:

Millions of dollars, except per share data
Sales and other operating revenues	$13,841
Income from continuing operations, net of tax	240
Net income	127
Earnings per share:
Income from continuing operations – basic	1.15
Income from continuing operations – diluted	1.13
Net income – basic	0.53
Net income – diluted	0.52

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of 2004, nor are they necessarily indicative of future results.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Business Acquisitions – (Continued)

The fair value of the Millennium assets and liabilities acquired, including assets and liabilities of discontinued operations, at the date of the acquisition were as follows:

Millions of dollars
Cash and cash equivalents	$367
Other current assets	862
Property, plant and equipment	901
Goodwill	1,079
Investment in Equistar	1,319
Other assets	113
Purchased in-process research and development	60
Current liabilities	(485)
Long-term debt	(1,511)
Other liabilities	(678)
Deferred taxes	(378)
Minority interests	(41)
Convertible debentures – additional paid-in capital	(143)
Investment in treasury stock	4

Total allocated purchase price	$1,469

Based upon additional information received during 2005, the fair values of the assets and liabilities acquired were adjusted, with corresponding adjustment to goodwill as summarized in Note 13. Any changes to the estimates of fair value that would result from information obtained subsequent to 2005, other than information relating to settlement of preacquisition income tax contingencies, would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations. No goodwill that would be deductible for income tax purposes was created by the acquisition.

As a result of the acquisition of Millennium, Lyondell owns 100% of Equistar prospectively from December 1, 2004. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”) on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step-acquisition. As a result, 29.5% of each Equistar asset and liability was recorded at fair value as of the date the acquisition was completed, 29.5% of each Equistar asset and liability was recorded at an adjusted book value as of the date the acquisition was completed, based on fair value as of August 22, 2002, and the remaining 41% interest was reflected at its historical carrying value.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Business Acquisitions – (Continued)

The following table provides information regarding the Equistar purchase price and the fair value of the Equistar assets and liabilities acquired at the date of the acquisition:

Millions of dollars
Historical carrying value of Lyondell’s original asset contribution	$339
Carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental	646
Fair value of Millennium’s 29.5% interest in Equistar	1,319

Total purchase price	$2,304

Cash	$85
Other current assets	1,660
Property, plant and equipment, net	3,709
Goodwill	95
Investments	60
Other assets	337
Purchased in-process research and development	4
Current liabilities	(853)
Long-term debt	(2,359)
Other liabilities	(434)

Total allocated purchase price	$2,304

The fair value of Millennium’s 29.5% interest in Equistar as of November 30, 2004 was calculated based on the equity consideration issued for the interest acquired from Occidental on August 22, 2002, adjusted for changes in the Lyondell common stock price at that date through November 30, 2004, deferred tax liabilities of $260 million, and a premium proportionate to the premium paid in Lyondell’s purchase of Millennium. Lyondell determined that the August 22, 2002 transaction, representing an observable transaction in the marketplace, was the best available evidence to determine the fair value of Millennium’s investment in Equistar. Lyondell considered all available information, including market multiples and discounted cash flow analyses, to verify the appropriateness of Lyondell’s estimate of the fair value of Millennium’s 29.5% interest in Equistar based on the August 22, 2002 transaction.

Approximately $64 million, or less than 5% of the Millennium purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Millennium and Equistar, including $60 million allocated to the inorganic chemicals business. The estimated fair value of IPR&D was developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and have no alternative future use. Accordingly, Lyondell’s results of continuing and discontinued operations for 2004 included charges of $4 million and $60 million, respectively, for the value of the acquired IPR&D.

5.	Goodwill and Other Asset Impairments

Lyondell’s 2006 earnings reflect a pretax charge of $106 million for impairment of the net book value of its idled Lake Charles, Louisiana ethylene facility. In the third quarter of 2006, Lyondell undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified. The remaining net book value of the related assets of $10 million represents an estimate, based on probabilities, of alternative-use value. Lyondell does not expect to incur any significant future costs with respect to the facility.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Goodwill and Other Asset Impairments – (Continued)

Lyondell’s 2005 earnings reflect a pretax charge of $195 million for impairment of the net book value of its Lake Charles, Louisiana TDI plant and related assets. The following table summarizes estimates of additional charges related to the Lake Charles TDI facility that Lyondell has recognized or expects to recognize subsequent to September 30, 2005 as well as actual costs incurred through December 31, 2006.

Millions of dollars	Facility Costs	Employee Termination Benefits	Other Costs	Total
Estimates of charges to be recognized subsequent to September 30, 2005	$22	$14	$8	$44
Amounts settled during the years ended December 31:
2005	(6)	—	(3)	(9)
2006	(4)	(13)	(1)	(18)
Accrued liabilities as of December 31, 2006	—	(1)	—	(1)

Estimate as of December 31, 2006 of remaining future charges	$12	$—	$4	$16

Facility costs include plant decommissioning and demolition activities; other costs include the costs of terminating contracts.

In addition, there are multiple commercial arrangements associated with the Lake Charles TDI facility for which the costs and timing of resolution cannot be determined at this time. The range of reasonably possible outcomes within which the present value of the costs of resolution of such commercial arrangements may fall is between $0 and $160 million; however, these costs are not expected to be in the upper portion of that range.

6.	Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $58 million, before tax, representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Hurricane Effects – (Continued)

As a result of Hurricane Rita, Lyondell and Houston Refining also incurred various costs that are subject to insurance reimbursements. Such costs include those incurred in conjunction with suspending operations at substantially all of Lyondell’s Gulf Coast plants and at the refinery, minor damage to facilities, and costs to restore operations. Net income in 2005 included $24 million of such costs incurred by Lyondell, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. For Houston Refining, similar costs totaled $18 million, of which Lyondell’s proportionate share was $11 million. Houston Refining experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. Houston Refining’s hurricane-related costs and business interruption claims are subject to a deductible of $50 million per incident under the relevant insurance policies. During 2006, Lyondell recognized a benefit of $14 million for insurance reimbursements of $20 million representing a partial settlement of outstanding claims of Houston Refining, net of amounts paid to CITGO. In addition, in 2006, Lyondell recognized a $1 million benefit from insurance reimbursements related to Lyondell’s plants. No benefits were recognized in 2005. Lyondell’s benefit from any future insurance recoveries by Houston Refining related to these events will represent its previous 58.78% share of Houston Refining.

7.	Related Party Transactions

Lyondell conducts transactions with Occidental, which is considered a related party. As of December 31, 2006, and giving effect to Occidental’s January 26, 2007 exercise of its warrant to purchase Lyondell common stock, Occidental owned 8.5% of Lyondell, and had one representative on Lyondell’s Board of Directors.

Lyondell also conducts transactions with Houston Refining which, prior to Lyondell’s August 16, 2006 purchase of its partner’s 41.25% interest in Houston Refining (see Notes 4 and 10), represented an equity investment.

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental makes significant purchases of raw materials from Equistar, and Equistar leases its Lake Charles ethylene facility and the land related thereto and certain railcars from Occidental. In addition, Equistar, Millennium and Houston Refining make purchases of product from Occidental. Subsequent to November 30, 2004, transactions between Equistar, Millennium and Occidental are reported as Lyondell related party transactions. Subsequent to August 16, 2006, transactions between Houston Refining and Occidental are reported as Lyondell related party transactions.

Product Transactions with Houston Refining—Lyondell has various service and cost sharing arrangements with Houston Refining. Lyondell’s subsidiary, Equistar, has product sales and raw material purchase agreements with Houston Refining. Certain ethylene co-products are sold by Equistar to Houston Refining for processing into gasoline and certain refined products are sold by Houston Refining to Equistar as raw materials. Equistar also has processing and storage arrangements with Houston Refining and provides certain marketing services for Houston Refining. All of these agreements are on terms generally representative of prevailing market prices.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Related Party Transactions – (Continued)

Product Transactions with Occidental—Lyondell’s subsidiary, Equistar, and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Lyondell’s subsidiary, Millennium, also purchases sodium silicate, and Houston Refining purchases caustic soda from Occidental. All of these agreements are on terms generally representative of prevailing market prices.

See Notes 9 and 10 for additional discussion of related party transactions.

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Lyondell billed related parties for:
Sales of products and processing services–
Houston Refining	$552	$944	$82
Occidental	782	755	73
Equistar	—	—	48
Shared services and shared site agreements–
Equistar	—	—	158
Houston Refining	7	6	3
Lyondell was billed by related parties for:
Purchases of products and processing services–
Houston Refining	$514	$394	$46
Occidental	52	23	1
Equistar	—	—	907
Shared services, transition and lease agreements–
Occidental	7	7	1
Equistar	—	—	18
Houston Refining	1	—	—

The fluctuations in the activity levels during the three-year period in the above table are due primarily to the consolidation of Houston Refining beginning August 16, 2006 and the consolidation of Millennium and Equistar beginning December 1, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Investment in PO Joint Ventures

In March 2000, Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), entered into a U.S. PO manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture for certain related PO technology (the “PO Technology Joint Venture”). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of that book value to the partnership interest sold to Bayer. Bayer’s ownership interest represents ownership of an in-kind portion of the PO production of the U.S. PO Joint Venture. Bayer’s 2006 share of PO production was 1.6 billion pounds. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the U.S. PO Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture (the “European PO Joint Venture”), for the construction of a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. Lyondell and Bayer each have a 50% interest and bore 50% of the plant construction costs. The Maasvlakte PO/SM plant began production in the fourth quarter 2003. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

Lyondell and Bayer do not share marketing or product sales under either the U.S. PO Joint Venture or European PO Joint Venture (collectively, the “PO Joint Ventures”). Lyondell operates the PO Joint Ventures’ plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its consolidated financial statements. Related cash flows are reported in the operating cash flow section of the consolidated statements of cash flows. Lyondell’s investment in the PO Joint Ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Ventures. Lyondell’s contributions to the PO Joint Ventures are reported as “Contributions and advances to affiliates” in the consolidated statements of cash flows. Total assets of the PO Joint Ventures, primarily property, plant and equipment, were $1.7 billion at both December 31, 2006 and 2005, respectively. Changes in Lyondell’s investment in 2006 and 2005 are summarized as follows:

Millions of dollars	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures
Investment in PO joint ventures – January 1, 2005	$541	$297	$838
Cash contributions, net	10	10	20
Depreciation and amortization	(33)	(12)	(45)
Effect of exchange rate changes	—	(37)	(37)

Investment in PO joint ventures – December 31, 2005	518	258	776
Cash contributions, net	22	—	22
Depreciation and amortization	(36)	(13)	(49)
Effect of exchange rate changes	—	29	29

Investment in PO joint ventures – December 31, 2006	$504	$274	$778

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Investment in Equistar Chemicals, LP

As a result of Lyondell’s acquisition of Millennium, Equistar became a wholly-owned subsidiary of Lyondell as of December 1, 2004. Prior to December 1, 2004, Lyondell accounted for its 70.5% interest in Equistar using the equity method of accounting because of Lyondell’s and Millennium’s joint control of certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership. As a partnership, Equistar is not subject to federal income taxes.

Summarized financial information for Equistar for the year ended December 31, 2004 follows:

Millions of dollars
STATEMENTS OF INCOME
Sales and other operating revenues	$9,316
Cost of sales	8,583
Selling, general and administrative expenses	205
Research and development expense	34

Operating income	494
Interest expense, net	220
Other income, net	2

Net income	$276

Lyondell’s income or loss from its investment in Equistar prior to December 1, 2004 consisted of Lyondell’s share of Equistar’s income or loss and accretion of Lyondell’s investment in Equistar up to its underlying equity in Equistar’s net assets.

Prior to November 30, 2004, Lyondell and Equistar entered into various agreements expiring in 2013 and 2014 under which Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Equistar’s sales to and purchases of product from Lyondell were approximately $1,004 million and $54 million, respectively, for the year ended December 31, 2004.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located for which Equistar billed Lyondell approximately $6 million in 2004.

Sales by Equistar to Houston Refining, primarily of certain ethylene co-products and MTBE and processing services, were approximately $751 million in the year ended December 31, 2004. Purchases by Equistar from Houston Refining, primarily of refined products, during the year ended December 31, 2004 totaled approximately $425 million.

Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998 (see Note 7) under which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Equistar’s sales to and purchases from Occidental were approximately $634 million and $3 million, respectively, in the year ended December 31, 2004. Equistar also paid Occidental approximately $8 million in 2004 for subleases of certain railcars (see Note 17). In addition, Equistar leases its Lake Charles ethylene facility and the land related thereto from Occidental (see Note 5).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Investment in Equistar Chemicals, LP – (Continued)

Under a shared services agreement between Lyondell and Equistar, Lyondell provides office space and various services to Equistar, including information technology, sales and marketing, supply chain, and other administrative and support services. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, are also charged to Equistar. Billings by Lyondell to Equistar were approximately $182 million for the year ended December 31, 2004. Costs related to a limited number of shared services, primarily engineering, were formerly incurred by Equistar on behalf of Lyondell. In such cases, Equistar charged Lyondell for its share of such costs. Billings by Equistar to Lyondell were approximately $22 million for the year ended December 31, 2004.

10.	Investment in Houston Refining LP

Through August 15, 2006, Lyondell’s refining operations were conducted through its 58.75% interest in Houston Refining. On August 16, 2006, Lyondell purchased CITGO’s 41.25% interest in Houston Refining, and, as a result, owns 100% of Houston Refining (see Note 4).

Because the partners jointly controlled certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounted for its investment in Houston Refining using the equity method through August 15, 2006.

Summarized financial information for Houston Refining follows:

Millions of dollars	December 31, 2005
BALANCE SHEET
Total current assets	$418
Property, plant and equipment, net	1,328
Other assets	86

Total assets	$1,832

Current liabilities	$805
Long-term debt	439
Loans payable to partners	264
Other liabilities	113
Partners’ capital	211

Total liabilities and partners’ capital	$1,832

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Investment in Houston Refining LP – (Continued)

	For the period January 1 through August 15,	For the year ended December 31,
Millions of dollars	2006	2005	2004
STATEMENTS OF INCOME
Sales and other operating revenues	$5,710	$6,741	$5,603
Cost of sales	5,223	6,458	5,028
Termination of crude supply agreement	300	—	—
Selling, general and administrative expenses	42	51	59

Operating income	145	232	516
Interest expense, net	(31)	(38)	(30)
Other income	—	—	14

Net income	$114	$194	$500

As a partnership, Houston Refining is not subject to federal income taxes. Houston Refining’s selling, general and administrative expenses for the period ended August 15, 2006 included an $8 million charge representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of Houston Refining in connection with the settlement discussed below.

Lyondell’s equity in earnings of Houston Refining for the year ended December 31, 2006 was reduced by a $176 million charge representing its 58.75% share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement (See Note 4). For the year ended December 31, 2006, Lyondell’s income also included $74 million in “Other income, net” representing net payments received by Lyondell, including reimbursement of legal fees and expenses from Houston Refining, in settlement of all disputes among Lyondell, CITGO and Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates. See also the “Crude Supply Agreement” section of Note 21.

Lyondell’s income from its investment in Houston Refining prior to August 16, 2006 consisted of Lyondell’s share of Houston Refining’s net income and accretion of Lyondell’s investment in Houston Refining up to its underlying equity in Houston Refining’s net assets.

Sales from Houston Refining to Equistar, primarily of refined products, were approximately $425 million for the year ended December 31, 2004. Purchases by Houston Refining from Equistar, primarily of certain ethylene co-products and MTBE and processing services, during the year ended December 31, 2004 totaled approximately $751 million.

11.	Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals, coatings and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $8 million and $20 million at December 31, 2006 and 2005, respectively. The Consolidated Statements of Income included provisions for doubtful accounts of $2 million in 2006, $5 million in 2005 and $1 million in 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.	Accounts Receivable – (Continued)

Lyondell has two accounts receivable sales facilities totaling $750 million, which mature in November 2010, maintained by its wholly-owned subsidiary, Equistar, and by Lyondell Chemical Company. Pursuant to these facilities, Lyondell sells, through two wholly-owned, bankruptcy-remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables.

Lyondell amended its $150 million facility in 2004, increasing it from $100 million to $150 million; in November 2005, extending the maturity to November 2010; and in August 2006 and November 2006, primarily to exclude Millennium from certain events-of-default provisions, to address certain other changes and to conform the accounts receivable sales facility to Lyondell Chemical Company’s new credit facility. The facility currently permits the sale of up to $135 million of total interests in eligible domestic accounts receivable, which amount would decline by $35 million if Lyondell Chemical Company’s credit facility were fully drawn. The facility is subject to substantially the same covenants as the credit facility (see Note 16).

The facility maintained by Equistar also was amended in November 2005, increasing the commitment under the facility from $450 million to $600 million and extending the maturity to November 2010. The facility is subject to substantially the same minimum unused availability requirements and covenant requirements as Equistar’s $400 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 16).

The amount of the interests in the pools of receivables permitted to be sold is determined by formulae. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pools. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the respective outstanding interests sold. Increases and decreases in the amounts sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The aggregate amounts of outstanding receivables sold under the facilities were $100 million and $275 million as of December 31, 2006 and 2005.

Prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 and 2004, respectively, that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental.

12.	Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2006	2005
Finished goods	$1,093	$800
Work-in-process	156	90
Raw materials	445	237
Materials and supplies	183	160

Total inventories	$1,877	$1,287

The increase in inventories in 2006 reflects the consolidation of Houston Refining (see Note 4).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Inventories – (Continued)

At December 31, 2006, approximately 91% of inventories, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $1,022 million and $692 million at December 31, 2006 and 2005, respectively.

During 2006, inventories carried under the LIFO method of inventory accounting were reduced, which resulted in a $19 million pretax benefit to income.

13.	Property, Plant and Equipment, Goodwill and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2006	2005
Land	$104	$91
Manufacturing facilities and equipment	12,124	8,564
Construction in progress	362	143

Total property, plant and equipment	12,590	8,798
Less accumulated depreciation	(4,048)	(2,881)

Property, plant and equipment, net	$8,542	$5,917

Maintenance and repair expenses were $488 million, $409 million and $149 million for the years ended December 31, 2006, 2005 and 2004, respectively. No interest was capitalized to property, plant and equipment during 2006, 2005 and 2004.

The following table summarizes the changes to Lyondell’s goodwill during 2005 and 2006 by reportable segment (see Notes 1 and 26):

Millions of dollars	EC&D	PO&RP	Total
Goodwill at January 1, 2005	$270	$1,080	$1,350
Adjustments to preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	11	—	11
Settlement of income tax issues related to 1998 acquisition of ARCO Chemical Company	—	(9)	(9)

Goodwill at December 31, 2005	$281	$1,071	$1,352
Settlement of income tax issues related to acquisitions of Millennium and ARCO Chemical Company	(5)	(15)	(20)

Goodwill at December 31, 2006	$276	$1,056	$1,332

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

Goodwill for the PO&RP segment is shown net of accumulated amortization of $11 million through December 31, 2002.

Goodwill for the EC&D segment arose in the acquisition of Millennium as of November 30, 2004 (see Note 4). Based on information obtained during 2005, regarding environmental remediation liabilities of Millennium as of November 30, 2004, Lyondell increased its estimate of such liabilities, resulting in an increase in EC&D segment goodwill, net of tax effects, of $4 million (see Notes 4 and 21). Lyondell also increased its estimate of Millennium’s liabilities for income taxes and related interest as of November 30, 2004, resulting in a net increase in EC&D segment goodwill of $5 million, based on information obtained during 2005.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2006			2005
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Debt issuance costs	$192	$(96)	$96	$99	$(53)	$46
Patent and license costs	110	(76)	34	99	(68)	31
Software costs	208	(152)	56	174	(104)	70
Turnaround costs	556	(261)	295	422	(185)	237
Catalyst costs	68	(45)	23	57	(33)	24
Other	229	(101)	128	195	(98)	97

Total intangible assets	$1,363	$(731)	632	$1,046	$(541)	505

Company-owned life insurance			151			142
Precious metals			44			41
Pension assets			29			55
Other			8			16

Total other assets, net			$864			$759

Amortization of these identifiable intangible assets for the next five years is expected to be $146 million in 2007, $125 million in 2008, $84 million in 2009, $67 million in 2010, and $51 million in 2011.

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2006	2005	2004
Property, plant and equipment	$530	$463	$195
Investment in PO joint ventures	49	45	44
Turnaround costs	63	56	16
Patent and license costs	6	1	10
Software costs	29	29	12
Other	34	37	5

Total depreciation and amortization	$711	$631	$282

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

In addition to the depreciation and amortization expense shown above, amortization of debt issuance costs of $16 million, $15 million and $18 million in 2006, 2005 and 2004, respectively, is included in interest expense in the Consolidated Statements of Income.

The increases in property, plant and equipment and accumulated depreciation as well as other assets in 2006 reflect the consolidation of Houston Refining. The increases in maintenance and repair expenses as well as depreciation and amortization expense in 2006 and 2005, respectively, reflect the consolidation of Houston Refining from August 16, 2006 and Millennium and Equistar from December 1, 2004 (see Note 4).

14.	Accounts Payable

Accounts payable at December 31, 2006 and 2005 included liabilities in the amounts of $19 million and $13 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

15.	Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2006	2005
Payroll and benefits	$307	$215
Interest	163	127
Taxes other than income taxes	138	109
Estimated 2007 CITGO tax reimbursement	97	—
Product sales rebates	55	57
Income taxes	54	65
Deferred revenues	47	42
Other	119	87

Total accrued liabilities	$980	$702

The increase in accrued liabilities in 2006 was primarily due to the consolidation of Houston Refining (see Note 4).

16.	Long-Term Debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly-owned subsidiaries, Equistar and Millennium, and by Lyondell Chemical Company without its consolidated subsidiaries (“LCC”). In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for Equistar’s 7.55% Debentures due 2026 in the principal amount of $150 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Long-Term Debt – (Continued)

Long-term debt consisted of the following at December 31:

Millions of dollars	2006	2005
Bank credit facilities:
LCC senior secured credit facility:
Term loan due 2013	$1,771	$—
$1,055 million revolving credit facility	—	—
Equistar $400 million inventory-based revolving credit facility	—	—
LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	—	899
Senior Secured Notes due 2008, 9.5%	—	426
Senior Secured Notes due 2012, 11.125% ($1 million of discount)	277	277
Senior Secured Notes due 2013, 10.5%	325	325
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8% ($1 million of discount)	224	224
Senior Unsecured Notes due 2014, 8%	875	—
Senior Unsecured Notes due 2016, 8.25%	900	—
Senior Subordinated Notes due 2009, 10.875%	500	500
Equistar notes and debentures:
Senior Notes due 2008, 10.125% ($16 million of premium)	716	725
Senior Notes due 2011, 10.625% ($27 million of premium)	727	733
Debentures due 2026, 7.55% ($15 million of discount)	135	135
Notes due 2006, 6.5%	—	150
Notes due 2009, 8.75% ($1 million of discount)	599	599
Millennium notes and debentures:
Senior Notes due 2006, 7%	—	161
Senior Notes due 2008, 9.25% ($20 million of premium)	393	500
Senior Debentures due 2026, 7.625% ($3 million of premium)	249	252
Convertible Senior Debentures due 2023, 4% ($13 million of premium)	163	166
Other debt	—	2

Total	7,954	6,174
Less current maturities	(18)	(308)

Long-term debt	$7,936	$5,866

Aggregate maturities of all long-term debt during the next five years are $18 million in 2007, $1.1 billion in 2008, $1.1 billion in 2009, $121 million in 2010, $718 million in 2011 and $4.9 billion thereafter. Current maturities of long-term debt at December 31, 2006 included $18 million of LCC’s term loan due 2013. At December 31, 2005, current maturities of long-term debt included $150 million of Equistar’s 6.5% Notes and $158 million of Millennium’s 7% Senior Notes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Long-Term Debt – (Continued)

Approximately 90% of LCC’s and Equistar’s long-term debt and 70% of Millennium’s long-term debt can be redeemed prior to maturity. The majority of this debt is currently redeemable upon payment of the present value of future interest and principal amounts, using a specified discount rate. The remainder of the debt is redeemable beginning in 2007, at prices ranging from 105.6% to 100% of the principal amount, with the price declining to 100% at maturity.

LCC long-term debt—LCC’s credit facility and its indentures generally limit investments by LCC in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt covenants restrict its ability to pay certain dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

On August 16, 2006, in connection with the acquisition of CITGO’s 41.25% ownership interest in Houston Refining (see Note 4), LCC entered into a new senior secured credit facility that included a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility. The $800 million revolving credit facility replaced LCC’s former $475 million revolving credit facility, which was scheduled to mature in December 2009, and Houston Refining’s former $150 million revolving credit facility. In September 2006, LCC increased the amount under the revolving credit facility from $800 million to $1,055 million and reduced the then current interest rate on the term loan from LIBOR plus 2% to LIBOR plus 1.75%.

During 2006, LCC completed a public offering of $1,775 million of Senior Unsecured Notes, using a portion of the proceeds to repay $875 million of the $2.65 billion term loan due 2013 and to purchase the remaining $899 million principal amount of its 9.625% Series A, Senior Secured Notes due 2007, paying a premium of $20 million; and prepaid the remaining $430 million of 9.5% Senior Secured Notes due 2008, paying a premium of $10 million.

LCC’s credit facility and indentures, which include substantially the same terms as the former credit facility, contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, purchase of equity, payments on indebtedness, affiliate transactions, accounts receivable securitizations, sales of assets and mergers. In addition, the credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage Ratio (as defined) at the end of each fiscal quarter may not be less than 2.75 and (2) the ratio of Senior Secured Debt (as defined) at any date to Adjusted EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date may not exceed 2.75.

During 2006, LCC amended its former senior secured revolving credit facility and amended its indentures to, among other things, provide for additional subsidiary guarantors and other collateral, limit the pledge of equity interests and other securities in certain circumstances and exclude Millennium from certain events-of-default provisions. LCC also amended the indenture governing its 9.625% Senior Secured Notes, Series A, due 2007 to eliminate substantially all of the restrictive covenants, certain events of default and other provisions.

Amounts available under LCC’s revolving credit facility, which was undrawn at December 31, 2006, are reduced to the extent of outstanding letters of credit provided under LCC’s credit facility, which totaled $91 million as of December 31, 2006. LCC’s revolving credit facility bears interest between LIBOR plus 1.75% and LIBOR plus 2.5%, based on a Total Leverage Ratio (as defined).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Long-Term Debt – (Continued)

LCC’s credit facility and Senior Secured Notes are secured by liens on: all of LCC’s and certain subsidiary guarantors’ domestic personal property; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana and the refinery located in Houston, Texas; and, subject to certain limitations, equity interests in domestic subsidiaries, including Millennium and Equistar, and certain non-U.S. subsidiaries.

During 2005, LCC: prepaid $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. During 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature in 2007, and paid $15 million in prepayment premiums.

Equistar long-term debt—During 2005, Equistar amended its $250 million inventory-based revolving credit facility, increasing the availability to $400 million, extending the maturity to November 2010 and reducing the interest rate from LIBOR plus 2.25% to LIBOR plus 1.5%. The total amount available at December 31, 2006 under both the $400 million inventory-based revolving credit facility and the $600 million accounts receivable sales facility (see Note 11) was $938 million, which gave effect to the borrowing base less a $50 million unused availability requirement and any outstanding amount of accounts receivable sold under the accounts receivable facility, of which there were none at December 31, 2006, and $12 million of outstanding letters of credit under the revolving credit facility as of December 31, 2006. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio (as defined) at the end of any period of four consecutive fiscal quarters is less than 2:1. The revolving credit facility is secured by a lien on all Equistar inventory and certain Equistar personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2006.

During 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006. Equistar’s $400 million revolving credit facility and its indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, dividends, sales of assets, investments, accounts receivable securitizations, purchase of equity, payments on indebtedness, affiliate transactions, sale and leaseback transactions and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined), is less than 1.75 to 1.

Millennium long-term debt—During 2006, Millennium obtained an amendment to its $150 million senior secured revolving credit facility and to the indenture governing the 4% Convertible Senior Debentures primarily to exclude a subsidiary of Millennium, Millennium Holdings, LLC and its subsidiaries (collectively “Millennium Holdings”), from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings. See “Litigation” section of Note 21.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Long-Term Debt – (Continued)

Also during 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. The U.K. subsidiary is part of the inorganic chemicals business and any borrowing under the facility was repaid and terminated by Millennium, as required, using proceeds of the sale of that business. At December 31, 2006, there was no outstanding borrowing, and there were no outstanding letters of credit under the facility.

During 2006, Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and purchased $85 million principal amount of the 9.25% Senior Notes due 2008, paying a premium of $5 million.

During 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

Millennium amended and restated its $150 million senior secured credit facility in 2005, replacing it with a $125 million senior secured revolving credit facility in the U.S. and a $25 million senior secured revolving credit facility and a $100 million senior secured term loan in Australia, all of which mature in August 2010. The U.S. revolving credit facility and the obligations under the Australian term loan and revolving credit facility were variously secured by equity interests in and assets of Lyondell’s worldwide inorganics chemicals business, and were repaid and terminated by Millennium, as required, using proceeds of the sale of that business. At December 31, 2006, the outstanding balance under the Australian term loan was $70 million. There were $22 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2006. There was no outstanding borrowing under either revolving credit facility as of December 31, 2006. See Note 3 for debt of discontinued operations.

Also in 2005, Millennium obtained an amendment to its previous $150 million senior secured credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Pursuant to the indenture governing the 9.25% Senior Notes, Millennium was required to purchase $4 million principal amount of its 9.25% Senior Notes and pay a 1% premium as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

Millennium’s indentures contain covenants that, subject to exceptions, restrict, among other things, dividends, debt incurrence, lien incurrence, investments, sale and leaseback transactions, sales of assets, affiliate transactions, mergers, accounts receivable securitization transactions, purchase of equity and payments on indebtedness. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Long-Term Debt – (Continued)

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof). As of December 31, 2006, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion price of $13.38 per share, which is equivalent to a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the amount of Debentures converted into shares of Lyondell common stock was not significant.

The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010, 2013 and 2018, holders of the Debentures will have the right to require Millennium to repurchase all or some of the Debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the Debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The Debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the Debentures also have the right to require Millennium to repurchase all or some of the Debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined in the indenture. Lyondell’s acquisition of Millennium was not considered a Fundamental Change.

Millennium’s 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America Inc. (“Millennium America”), a subsidiary of Millennium and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

17.	Lease Commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Lyondell’s business. As of December 31, 2006, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2007	$219
2008	173
2009	133
2010	120
2011	104
Thereafter	569

Total minimum lease payments	$1,318

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Lease Commitments – (Continued)

Net rental expense for 2006, 2005 and 2004 was $209 million, $179 million and $76 million, respectively. The increases in net rental expenses in 2006 and 2005 were primarily due to the consolidation of Houston Refining from August 16, 2006 and Millennium and Equistar from December 31, 2004 (see Note 4).

18.	Financial Instruments and Derivatives

Lyondell is exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged.

Commodity Price Risk Management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas, crude oil and other raw materials and sales of its products. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to these risks. Such contracts are generally limited to durations of one year or less. Cash-flow hedge accounting is normally elected for these derivative transactions; however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the changes in fair value of these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings.

During 2006, Lyondell entered into futures contracts, with respect to purchases of crude oil and sales of gasoline and heating oil. These futures transactions were not designated as hedges, and the changes in the fair value of the futures contracts were recognized in earnings. During 2006, Lyondell settled futures positions of 38 million gallons of gasoline and heating oil, which resulted in net gains of $1 million.

At December 31, 2006, futures contracts for 12 million gallons of gasoline in the notional amount of $20 million and 900 thousand barrels of crude oil in the notional amount of $56 million, maturing in February and March 2007, were outstanding. The fair value, based on quoted market prices, resulted in a net payable of $3 million at December 31, 2006.

Net losses of $1 million, $5 million and $1 million were included in earnings in 2006, 2005 and 2004, respectively. As of December 31, 2005, the notional amounts of outstanding commodity derivative instruments were not material. The deferred amounts in AOCI at December 31, 2006 or 2005 were less than $1 million.

Foreign Currency Exposure Management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that currency exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as hedges for accounting purposes. There were no outstanding foreign currency forward, swap or option contracts at December 31, 2006 and 2005.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Financial Instruments and Derivatives – (Continued)

In addition, Lyondell selectively utilizes currency forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted or committed sales and purchases. Gains and losses on these instruments are deferred in AOCI until the underlying transaction is recognized in earnings. The gains or losses are reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. There were no amounts related to foreign exchange cash-flow hedges deferred in AOCI at December 31, 2006 and 2005.

As a result of foreign currency transactions, Lyondell had net losses of $7 million, $5 million and $6 million, respectively, in 2006, 2005 and 2004.

Interest Rate Risk Management—Lyondell selectively uses derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2006, there were outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $3 million and $4 million at December 31, 2006 and 2005, respectively, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2006 and 2005 are shown in the table below:

	2006		2005
Millions of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$7,954	$8,302	$6,174	$6,466

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio except that, for the 4% Convertible Senior Debentures, quoted market values were used. The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximated their carrying value due to their short maturity.

19.	Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest compensation for any consecutive 36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of projected benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans for continuing and discontinued operations, including the pension plans of Houston Refining as a result of Lyondell’s August 16, 2006 acquisition of CITGO’s 41.25% interest in Houston Refining (see Note 4):

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$1,606	$474	$1,545	$452
Acquisition of Houston Refining	169	—	—	—
Service cost	52	19	46	17
Interest cost	88	23	85	21
Actuarial (gain) loss	(80)	(27)	48	47
Benefits paid	(111)	(16)	(118)	(14)
Foreign exchange effects	—	58	—	(49)
Other	—	3	—	—

Benefit obligation, December 31	1,724	534	1,606	474
Less benefit obligation of discontinued operations, December 31	123	260	130	228

Benefit obligation of continuing operations, December 31	1,601	274	1,476	246

Change in plan assets:
Fair value of plan assets, January 1	1,055	344	998	315
Acquisition of Houston Refining	93	—	—	—
Actual return on plan assets	136	26	71	50
Company contributions	174	36	104	27
Benefits paid	(111)	(16)	(118)	(14)
Foreign exchange effects	—	44	—	(33)
Other	—	3	—	(1)

Fair value of plan assets, December 31	1,347	437	1,055	344
Less fair value of plan assets of discontinued operations, December 31	103	185	95	143

Fair value of plan assets of continuing operations, December 31	1,244	252	960	201

Funded status of continuing operations, December 31	$(357)	$(22)	$(516)	$(45)
Amounts not recognized in benefit costs of continuing operations:
Actuarial and investment loss	237	47	317	66
Prior service cost (benefit)	(7)	1	(9)	1
Transition obligation	—	2	—	2

Net amount recognized in benefit costs of continuing operations	$(127)	$28	$(208)	$24

Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Prepaid benefit cost	$29	$—	$28	$30
Accrued benefit liability, current	(6)	—
Accrued benefit liability, long-term	(380)	(22)	(417)	(18)

Funded status, December 31, 2006	(357)	(22)
Accumulated other comprehensive loss – pretax	230	50	181	12

Net amount recognized in benefit costs of continuing operations	$(127)	$28	$(208)	$24

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Pension and Other Postretirement Benefits – (Continued)

The following additional information is presented for U.S. and non-U.S. pension plans of Lyondell’s continuing operations:

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligation for defined benefit plans, December 31	$1,366	$215	$1,267	$193
Increase (decrease) in minimum liability, prior to application of SFAS No. 158, included in other comprehensive loss	(85)	2	3	(4)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s other postretirement benefit plans for continuing and discontinued operations, which are provided for U.S. employees:

Millions of dollars	2006	2005
Change in benefit obligation:
Benefit obligation, January 1	$229	$239
Acquisition of Houston Refining	57	—
Service cost	5	5
Interest cost	13	13
Plan amendments	(10)	(19)
Actuarial (gain) loss	(11)	4
Benefits paid	(13)	(13)

Benefit obligation, December 31	270	229
Less benefit obligation of discontinued operations, December 31	8	9

Benefit obligation of continuing operations, December 31	262	220

Funded status of continuing operations, December 31	(262)	(220)
Amounts not recognized in benefit costs of continuing operations:
Actuarial loss	(2)	4
Prior service benefit	31	(25)

Net amount recognized in benefit costs of continuing operations	$(233)	$(241)

Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Accrued benefit liability, current	$(14)	$—
Accrued benefit liability, long-term	(248)	(241)

Funded status, December 31, 2006	(262)
Accumulated other comprehensive income – pretax	29	—

Net amount recognized in benefit costs of continuing operations	$(233)	$(241)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Pension and Other Postretirement Benefits – (Continued)

The pension and other postretirement benefit obligations and assets related to the discontinued operations will be transferred from Lyondell’s plans to the buyer’s plans as a result of the sale of the inorganic chemicals business. Lyondell currently estimates the benefit obligations and assets related to the discontinued operations at December 31, 2006 as follows:

Millions of dollars	U.S.	Non-U.S.
Pension benefit plans:
Projected benefit obligations	$123	$260
Accumulated benefit obligations	115	213
Fair value of plan assets	103	185
Other postretirement benefit plans – projected benefit obligations	8

Pension plans of continuing operations with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Projected benefit obligations	$1,568	$269	$1,442	$252
Fair value of assets	1,182	248	902	202

Pension plans of continuing operations with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Accumulated benefit obligations	$1,188	$42	$1,233	$39
Fair value of assets	1,024	35	902	30

The following table provides the components of net periodic pension costs allocated to continuing operations for the years ended December 31:

	2006		2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Net Periodic Pension Cost:
Service cost	$50	$12	$44	$10	$17	$9
Interest cost	81	11	77	11	34	10
Actual return on plan assets	(122)	(12)	(64)	(28)	(47)	(14)
Less- return in excess of (less than) expected return	45	—	(6)	17	25	—

Expected return on plan assets	(77)	(12)	(70)	(11)	(22)	(14)
Prior service cost (benefit) amortization	(1)	1	(2)	—	(2)	—
Actuarial and investment loss amortization	25	3	23	4	20	8

Net periodic benefit cost	$78	$15	$72	$14	$47	$13

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Pension and Other Postretirement Benefits – (Continued)

Amortization of the defined benefit pension plans actuarial loss and prior service cost (benefit) components of AOCI estimated to be included in 2007 net periodic pension cost of continuing operations is $15 million and $1 million, respectively.

The following table provides the components of net periodic other postretirement benefit costs allocated to continuing operations for the years ended December 31:

Millions of dollars	2006	2005	2004
Net periodic other postretirement benefit costs:
Service cost	$5	$5	$2
Interest cost	13	13	7
Prior service benefit amortization	(4)	—	(1)
Recognized actuarial loss	1	—	—

Net periodic benefit cost	$15	$18	$8

Amortization of the defined benefit postretirement plans prior service benefit component of AOCI estimated to be included in 2007 net periodic benefit cost of continuing operations is $7 million.

The above net periodic pension and other postretirement benefit costs include Houston Refining prospectively from August 16, 2006 and Millennium and Equistar prospectively from December 1, 2004. The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	5.75%	4.99%	5.50%	4.59%
Rate of compensation increase	4.50%	4.39%	4.50%	4.28%

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2006		2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions for the year:
Discount rate	5.50%	4.59%	5.75%	5.09%	6.25%	5.15%
Expected return on plan assets	8.00%	5.82%	8.00%	6.43%	8.00%	6.28%
Rate of compensation increase	4.50%	4.28%	4.50%	4.33%	4.50%	4.45%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Pension and Other Postretirement Benefits – (Continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2006 was 10% for 2007, decreasing 1% per year to 5% in 2012 and thereafter. At December 31, 2005, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2006 by less than $2 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Lyondell’s targeted asset allocations for the U.S. plans of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities are based on recommendations by Lyondell’s independent pension investment advisor. Lyondell’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time on such allocation. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Lyondell’s pension plan weighted-average asset allocations by asset category for its U.S. pension plans generally are as follows at December 31:

	2006 Policy	2006	2005
Asset Category:
U.S. equity securities	55%	56%	54%
Non-U.S. equity securities	15%	17%	16%
Fixed income securities	30%	27%	30%

Total	100%	100%	100%

Required contributions to Lyondell’s pension plans for continuing operations are expected to be approximately $40 million in 2007.

As of December 31, 2006, future expected benefit payments by the plans for continuing operations, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2007	$113	$18
2008	119	19
2009	120	19
2010	124	20
2011	128	20
2012 through 2016	701	100

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to these plans by Lyondell were $26 million in 2006, $24 million in 2005 and $11 million in 2004. Houston Refining’s plans are included prospectively from August 16, 2006 and Millennium’s and Equistar’s plans are included prospectively from December 1, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Income Taxes

The significant components of the provision for income taxes relating to continuing operations were as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Current:
Federal	$298	$27	$(23)
Non-U.S.	45	35	4
State	8	(5)	4

Total current	351	57	(15)

Deferred:
Federal	88	126	66
Non-U.S.	(35)	27	(29)
State	6	(17)	(7)

Total deferred	59	136	30

Provision for income taxes before tax effects of other comprehensive income	410	193	15
Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	19	(17)	36
Minimum pension liability	23	—	—

Total income tax expense in comprehensive income	$452	$176	$51

Lyondell’s current provisions for U.S. federal income tax expense for 2004, 2005 and a portion of 2006 were substantially offset by the benefit of net operating loss carryforwards. In each period, the resulting reduction in the current tax provision was offset by an increase in the deferred tax provision.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Income Taxes – (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2006	2005
Deferred tax liabilities:
Accelerated tax depreciation	$1,758	$1,587
Investments in joint venture partnerships	300	500
Goodwill and other intangible assets	103	59
Inventory	86	—
Accrual for potential income tax assessments	—	95
Other	14	(13)

Total deferred tax liabilities	2,261	2,228

Deferred tax assets:
Net operating loss carryforwards	125	244
Employee benefit plans	330	353
AMT credits	89	145
Fair value of debt acquired	19	21
U.S. tax benefit of deferred non-U.S. taxes	61	55
Deferred charges and revenues	135	28
Environmental remediation liabilities	62	81
Other	94	82

Total deferred tax assets	915	1,009
Deferred tax asset valuation allowances	(89)	(77)

Net deferred tax assets	826	932

Net deferred tax liabilities	$1,435	$1,296

Balance sheet classifications:
Deferred tax assets	$102	$190
Other assets, net	—	—
Accrued liabilities	—	—
Deferred income taxes	1,537	1,486

Net deferred tax liabilities	$1,435	$1,296

During 2006, Lyondell completely utilized its U.S. federal tax net operating loss carryforward benefits. Lyondell has net operating loss carryforward benefits of $26 million in the Netherlands, which under legislation enacted in 2006 will begin to expire in 2014. The remaining deferred tax benefit of $99 million as of December 31, 2006, related to certain French tax loss carryforwards, was reduced by a valuation allowance of $89 million, representing tax loss carryforwards that management believes are more likely than not to expire unutilized. The federal AMT credits of $89 million have no expiration date. Provisions of $8 million in 2006 and $21 million in 2005 increased the valuation allowance, primarily for net operating loss carryforwards. Other changes in the valuation allowance reflected the effects of foreign currency translation. The valuation allowance was $59 million as of December 31, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Income Taxes – (Continued)

Certain income tax returns of Lyondell’s U.S. and non-U.S. subsidiaries are currently under examination by the Internal Revenue Service (“IRS”) and various other non-U.S. and state tax authorities. In many cases, these audits may result in proposed assessments by the tax authorities. Lyondell believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes. Lyondell believes it has adequately provided for any probable outcomes related to these matters.

The American Jobs Creation Act of 2004 (the “Act”) provides a tax deduction for qualified domestic production activities. During 2005, Lyondell utilized its federal tax loss carryforwards and, as a result, did not benefit from these provisions. As a result of the full utilization of all available federal tax loss carryforwards during 2006, Lyondell recognized a benefit of $6 million during 2006 related to qualified production activities for a portion of 2006.

Lyondell has determined that the undistributed earnings of foreign subsidiaries will be permanently reinvested. The undistributed earnings of foreign subsidiaries aggregated $144 million at December 31, 2006. It is not practicable to calculate the unrecognized deferred tax liability on those earnings.

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2006	2005	2004
Income (loss) before income taxes:
Domestic	$1,153	$662	$160
Non-U.S.	(7)	71	(8)

Total	$1,146	$733	$152

Theoretical income tax at U.S. statutory rate	$401	$257	$53
Increase (reduction) resulting from:
Decrease in statutory non-U.S. tax rates	(19)	(5)	(23)
Other effects of non-U.S. operations	24	10	(10)
Changes in estimates for prior year items	—	(61)	—
State income taxes, net of federal	9	(14)	(2)
Domestic manufacturing deduction	(6)	—	—
Other, net	1	6	(3)

Income tax provision	$410	$193	$15

Effective income tax rate	35.8%	26.3%	9.7%

During 2006 and 2005, Lyondell recorded net interest expense of $1 million and net interest expense of $4 million, respectively, related to various income tax exposures.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Commitments and Contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Also included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 16% to 18% of the annual payments shown in the table below are subject to such variability.

At December 31, 2006, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2007	$765
2008	752
2009	723
2010	711
2011	708
Thereafter through 2023	4,892

Total minimum contract payments	$8,551

Lyondell’s total purchases under these agreements were $1,253 million, $1,177 million and $595 million in 2006, 2005 and 2004, respectively. The increase in 2005 compared to 2004 primarily reflects the effect of including Equistar’s and Millennium’s purchases under such contracts for the full year in 2005.

Crude Supply Agreement—Prior to August 1, 2006, PDVSA Oil and Houston Refining were parties to a Crude Supply Agreement (“CSA”). Under the CSA, generally, PDVSA Oil was required to sell and Houston Refining was required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of Houston Refining’s refining capacity of 268,000 barrels per day of crude oil. From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. In February 2002, Houston Refining filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations. On April 6, 2006, the parties announced the settlement of these disputes and other disputes among the parties and their respective affiliates, and, on April 10, 2006, the lawsuits were dismissed.

On August 16, 2006, Lyondell purchased CITGO’s 41.25% ownership interest in Houston Refining. As part of the transaction, Houston Refining made a $300 million payment to terminate the CSA (see Note 4) and the parties entered into a new crude oil contract, effective August 1, 2006, which provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil and extends through 2011, and year to year thereafter. The contract contains market-based pricing, which is determined using a formula reflecting published market indices. The pricing is designed to be consistent with published prices for similar grades of crude oil.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Commitments and Contingencies – (Continued)

Asset Retirement Obligation—Lyondell believes that there are asset retirement obligations associated with some of its facilities, but that the present value of those obligations normally is not material in the context of an indefinite expected life of the facilities. Lyondell continually reviews the optimal future alternatives for its facilities. In many cases, the amount and timing of costs, if any, that may be incurred as a result of such reviews are not known and no decisions have been reached, but if a decision were reached, in accordance with local laws and customs, to retire one or more facilities in the foreseeable future, the asset retirement costs could range from $0 to $30 million, depending upon the scope of the required work and other factors. At December 31, 2006, the balance of the liability that had been recognized for all asset retirement obligations, including scheduled closure of certain landfills, was $12 million. In addition, any decision to retire a facility would result in other costs, including employment related costs.

Environmental Remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $176 million and $171 million as of December 31, 2006 and 2005, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Lyondell’s accrued environmental liability for the years ended December 31:

Millions of dollars	2006	2005
Balance at January 1	$171	$147
Additional provisions	17	2
Amounts paid	(12)	(11)
Adjustments to purchase price allocation	—	38
Other	—	(5)

Balance at December 31	$176	$171

The 2004 provision for estimated environmental remediation costs was $12 million. The liabilities for individual sites range from less than $1 million to $106 million. The $106 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Commitments and Contingencies – (Continued)

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2006, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At December 31, 2006, the balance of this liability was $58 million.

In addition, in 2004, Lyondell recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At December 31, 2006, the balance of the liability was $48 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

The balance at December 31, 2006 of Millennium remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site was $42 million.

MTBE—The presence of MTBE in some water supplies in certain U.S. states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in U.S. federal and state governmental initiatives to reduce or ban the use of MTBE. Substantially all refiners and blenders have discontinued the use of MTBE in the U.S.

Accordingly, Lyondell is marketing its U.S.-produced MTBE for use outside of the U.S. However, there are higher distribution costs and import duties associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets. Lyondell’s U.S.-based and European-based MTBE plants generally have the flexibility to produce either MTBE or ethyl tertiary butyl ether (“ETBE”) to accommodate market needs. Lyondell produces and sells ETBE in Europe to address Europe’s growing demand for biofuels. In addition, during the fourth quarter of 2006, Lyondell installed equipment at its Channelview, Texas facility to provide Lyondell with the flexibility to produce an alternative gasoline blending component known as iso-octene (also known as “di-isobutylene” or “DIB”) or either MTBE or ETBE at that facility in the future. The facility began producing iso-octene during the fourth quarter of 2006, but experienced equipment limitations that negatively affected operability and reliability. As a result, the facility has returned to MTBE production while the modifications necessary to ensure reliable iso-octene production are defined. Any decision to return to iso-octene production will depend on timing and cost of the required modifications, and product decisions will continue to be influenced by regulatory and market developments. The profit contribution related to iso-octene may be lower than that historically realized on MTBE. In addition, iso-octene is a new product without an established history.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Commitments and Contingencies – (Continued)

Litigation—On April 12, 2005, BASF Corporation (“BASF”) filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of a PO sales contract and seeking damages in excess of $100 million. A trial date of June 18, 2007 has been set. Management believes that it has valid defenses to all claims and is vigorously defending them. Management does not expect the resolution of the claims to result in any material adverse effect on the financial position, liquidity or results of operations of Lyondell.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. The court has not entered a final judgment on the jury’s verdict; however, on February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Commitments and Contingencies – (Continued)

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering and in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2006, Lyondell has not accrued any significant amounts for such indemnification obligations except for an estimated $97 million accrued for reimbursement of CITGO taxes in connection with the acquisition of Houston Refining, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

22.	Stockholders’ Equity

Preferred Stock—Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2006, none was outstanding.

Common Stock—Pursuant to the acquisition of Millennium on November 30, 2004, Lyondell issued 63.1 million shares of common stock to the former Millennium shareholders. Millennium shareholders received 0.95 shares of Lyondell common stock for each share of Millennium common stock. See Note 4 for a discussion of the determination of the fair value of the 63.1 million shares of Lyondell common stock issued.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Stockholders’ Equity – (Continued)

Series B Common Stock, Warrant and Right—As a result of certain August 22, 2002 transactions, Occidental Chemical Holding Corporation, a subsidiary of Occidental (“OCHC”) held an equity interest in Lyondell, including:

•

34 million shares of Lyondell Series B common stock. The Series B common stock paid a dividend at the same rate as the common stock but, at Lyondell’s option, the dividend was paid in additional shares of Series B common stock through December 31, 2004;

•	a five-year warrant to acquire five million shares of Lyondell common stock at $25 per share; and

•	a now-expired right to receive contingent payments equivalent in value to 7.38% of Equistar’s 2002 and 2003 distributions.

In December 2004, Lyondell elected to convert the 38.6 million shares of outstanding Series B common stock to Lyondell common stock. The conversion did not change the total number of outstanding shares. Dividends on the newly converted shares were paid in cash, beginning in 2005, and no shares of Series B common stock remain outstanding.

As a result of these transactions and subsequent public offerings by Lyondell for OCHC to sell some of its shares of Lyondell common stock, and giving effect to Occidental’s January 26, 2007 exercise of the warrant, OCHC owns a remaining equity interest of 8.5% in Lyondell. In connection with the August 2002 transactions with OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of the warrant referenced above (which was exercised in January 2007).

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) were as follows:

Millions of dollars	Continuing Operations	Discontinued Operations	Total
December 31, 2006
Foreign currency translation	$154	$17	$171
Pension and postretirement liabilities after application of SFAS No. 158	(167)	38	(129)

Total	$(13)	$55	$42

December 31, 2005
Foreign currency translation	$16	$(17)	$(1)
Minimum pension liability	(135)	—	(135)

Total	$(119)	$(17)	$(136)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Stockholders’ Equity – (Continued)

Rights to Purchase Common Stock—On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right for each outstanding share of Lyondell’s common stock to stockholders of record on December 20, 1995 pursuant to a Rights Agreement, as amended. The rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. Each right entitles the holder to purchase from the Company one share of common stock at a specified purchase price. The rights expire at the close of business on December 8, 2015.

In connection with the sale of securities to OCHC described above under “Series B Common Stock, Warrant and Right,” and in connection with Lyondell’s October 2003 common stock offering, Lyondell’s Board of Directors adopted resolutions exempting Occidental from certain definitions used in the agreement pertaining to these rights. These resolutions authorized Occidental to acquire, without triggering the exercisability of the rights, beneficial ownership of any securities contemplated by the transaction documents related to the sale of securities described above under “Series B Common Stock, Warrant and Right” and a specified amount of common stock in the October 2003 common stock offering, as long as their aggregate direct and indirect beneficial ownership does not exceed 40% of Lyondell’s issued and outstanding common stock.

Convertible Debentures—As a result of Lyondell’s acquisition of Millennium, the holders of Millennium’s 4% Convertible Senior Debentures may convert their Debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof) at a conversion price as of December 31, 2006, subject to adjustment upon certain events, of $13.38 per share, which is equivalent to a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the principal amount of the 4% Convertible Senior Debentures that had been converted into shares of Lyondell common stock was not significant. Additional paid-in capital includes $143 million representing conversion value of these Debentures.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.	Per Share Data

Basic earnings per share for the periods presented is based upon the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share also include the effect of outstanding stock options, warrants and restricted stock. Additionally, diluted earnings per share for 2006, 2005 and 2004 include the effect of the assumed conversion of Millennium’s 4% Convertible Debentures into Lyondell common stock.

Earnings per share data and dividends declared per share of common stock were as follows for the year ended December 31:

In millions	2006	2005	2004
Income from continuing operations	$736	$540	$137
After-tax interest expense on 4% Convertible Senior Debentures	2	(1)	—

Income from continuing operations, assuming conversion of 4% Convertible Senior Debentures	738	539	137
Income from discontinued operations, net of tax	(550)	(9)	(83)

Net income, assuming conversion of 4% Convertible Senior Debentures	$188	$530	$54

In millions of shares
Basic weighted average shares	247.6	245.9	183.2
Effect of dilutive securities:
4% Convertible Senior Debentures	11.0	10.6	0.9
Stock options, warrants and restricted stock	1.7	3.4	1.9

Dilutive potential shares	260.3	259.9	186.0

Earnings per share:
Basic
Continuing operations	$2.98	$2.20	$0.75
Discontinued operations	(2.23)	(0.04)	(0.46)

	$0.75	$2.16	$0.29

Diluted
Continuing operations	$2.84	$2.07	$0.74
Discontinued operations	(2.12)	(0.03)	(0.45)

	$0.72	$2.04	$0.29

Antidilutive stock options and warrants in millions	4.8	0.5	—
Dividends declared per share of common stock	$0.90	$0.90	$0.90

See Note 22 for discussion of common stock issued during 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Share-Based Compensation

Under Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), Lyondell has granted awards of performance units, restricted stock and stock options to certain employees. Restricted stock, restricted stock units and stock option awards are also made to directors under other incentive plans. In addition, Lyondell issues phantom restricted stock, phantom stock options and performance units to certain other employees under other incentive plans. The Incentive Plan authorized total shares available for grant under the plan of 26 million shares of common stock. As of December 31, 2006, 12,052,536 shares remained available for grant with 6,002,005 shares available for future awards of restricted stock or performance units, to the extent settled in shares of common stock, and 1 million shares available for incentive stock option grants.

These awards resulted in compensation expense of $53 million, $72 million and $156 million for 2006, 2005 and 2004, respectively. The after-tax amounts were $34 million, $47 million and $101 million, respectively, for 2006, 2005 and 2004. The compensation expense reflects awards vesting during the periods and changes in valuation of previously vested awards other than stock options.

Performance Units—Performance units represent the right to a cash amount, unless Lyondell’s Board of Directors determines to pay the performance units under the Incentive Plan in shares of common stock, equal to the market value at payout of a target number of shares of Lyondell common stock, adjusted for performance. The actual payout, ranging from 0% to 200% of the target number of performance units, is based on Lyondell’s three-year cumulative total shareholder return (common stock price growth plus dividends) relative to a chemical industry peer group. Performance units are accounted for as a liability award with compensation cost recognized over the performance period.

The following table summarizes performance unit activity for the year ended December 31, 2006 in thousands of units:

Number of Units
Outstanding at beginning of year	3,271
Granted	885
Paid	(1,412)
Forfeited	(43)

Outstanding at December 31, 2006	2,701

At December 31, 2006, the value of the liability related to the outstanding units was $65 million based on the December 31, 2006 market price of Lyondell common stock and the relative performance percentages of target awards outstanding. Cash payments of $68 million, $79 million and $15 million were distributed to participants during 2006, 2005 and 2004.

Stock Options—Stock options are granted with an exercise price of at least 100% of market value, have a contractual term of ten years and vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change of control. However, all then-outstanding options of Lyondell, including Millennium options converted to Lyondell options upon Lyondell’s acquisition of Millennium, became immediately exercisable upon the closing, on November 30, 2004, of Lyondell’s acquisition of Millennium.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Share-Based Compensation – (Continued)

The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options.

	2006		2005		2004
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	8,336	15.66	11,186	$14.93	11,336	$14.60
Granted	665	24.52	454	28.56	494	17.55
Conversion of Millennium options to Lyondell options	—	—	—	—	1,278	16.01
Exercised	(1,801)	14.37	(3,279)	14.91	(1,873)	14.48
Cancelled	(28)	19.71	(25)	19.52	(49)	14.50

Outstanding at end of year	7,172	16.80	8,336	15.66	11,186	14.93

Exercisable at end of year	6,204	15.39	7,882	14.92	11,186	14.93

The following table summarizes the weighted average remaining term and the aggregate intrinsic value of options outstanding and options exercisable at December 31, 2006:

Millions of dollars	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	5 years	$65
Exercisable at December 31, 2006	5 years	64

The total intrinsic value of options exercised during the year ended December 31, 2006, was $20 million and the related tax benefit was $7 million.

The fair value of each option award is estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. Upon adoption of SFAS No. 123 (revised), Lyondell modified its methods used to determine these assumptions prospectively based on the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The fair value and the assumptions used for the stock option grants are shown in the table below. The expected volatility assumption is based on historical and implied volatility.

	2006	2005	2004
Fair value per share of options granted	$6.23	$9.64	$3.38
Fair value assumptions:
Dividend yield	3.43%	3.11%	6.38%
Expected volatility	39.80%	35%	35%
Risk-free interest rate	4.53%	4.24%	4.58%
Expected term, in years	6	10	10

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Share-Based Compensation – (Continued)

Stock options are accounted for as equity instruments, and compensation cost is recognized using graded vesting over the three-year vesting period. As of December 31, 2006, the unrecognized compensation cost related to stock options was $2 million, which is expected to be recognized over a weighted-average period of 2 years.

Restricted Stock—Lyondell’s restricted stock arrangements under the Incentive Plan are divided equally into a restricted stock grant and an associated deferred cash payment. These restricted stock arrangements typically vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash award, paid when the shares of restricted stock vest, is equal to the fair market value of the restricted stock issued on the vesting date. Restricted stock is accounted for as an equity award, while the deferred cash component is accounted for as a liability award. Compensation expense, based on the market price of Lyondell stock at the date of the grant for the restricted stock and, for the deferred cash components, the market price at the earlier of the vesting date or the balance sheet date, is recognized using graded-vesting over the three-year vesting period. At December 31, 2006, 222,275 unvested shares of restricted stock were outstanding.

Phantom Awards—At December 31, 2006, the equivalent of 2,751,359 shares were outstanding under the employee phantom award arrangements. These phantom awards are accounted for as liability awards and compensation cost is recognized using graded-vesting over the three-year vesting period.

25.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Interest paid	$587	$673	$443

Net income taxes paid (received)	$238	$35	$(3)

Interest and income tax cash activity includes Houston Refining prospectively from August 16, 2006 and Millennium and Equistar prospectively from December 1, 2004.

See Note 4 for the cash and noncash effects of Lyondell’s acquisition of Millennium and the resulting step acquisition of Equistar.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.	Segment and Related Information

Lyondell operates in three reportable segments:

•

Ethylene, co-products and derivatives (“EC&D”), primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol, polyethylene and VAM;

•

Propylene oxide and related products (“PO&RP”), including manufacturing and marketing of PO; co-products SM and TBA with its derivatives, MTBE, ETBE and isobutylene; PO derivatives, including PG, PGE and BDO; and TDI; and

•	Refining.

At the time of the Millennium acquisition, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Millennium businesses into the Lyondell portfolio of existing businesses. Based on this analysis, Lyondell concluded that management is focused on the three segments listed previously as well as the inorganic chemicals segment. On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business (see Note 3), and, as a result, substantially all of the inorganic chemicals segment was reclassified as a discontinued operation.

Lyondell management evaluates the performance of the EC&D and PO&RP segments and allocates resources based on the integrated economics of ethylene, co-products and derivatives; and PO, co-products and derivatives of PO, respectively. TDI, like PO, is sold into polyurethanes markets and is included in the PO&RP segment.

Through August 15, 2006, the refining segment consisted of Lyondell’s equity investment in Houston Refining (see Note 10). The operations of Houston Refining are consolidated prospectively from August 16, 2006 (see Note 4), and include the effects of Lyondell’s acquisition from that date.

The inorganic chemicals segment resulted from the acquisition of Millennium on November 30, 2004. Operations of the inorganic chemicals segment are included in results prospectively from December 1, 2004. With the acquisition of Millennium, Equistar also became a consolidated subsidiary. Results of Equistar operations, in the EC&D segment, prior to December 2004 reflect Lyondell’s previous equity investment in Equistar (see Note 9).

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). Sales between segments are made at prices approximating prevailing market prices. No customer accounted for 10% or more of Lyondell’s consolidated sales during any year in the three-year period ended December 31, 2006. However, prior to August 16, 2006, under the terms of Houston Refining’s previous agreement with CITGO, CITGO purchased substantially all of the refined products of the refining segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.	Segment and Related Information – (Continued)

Summarized financial information concerning reportable segments is shown in the following table for the periods presented.

Millions of dollars	EC&D	PO&RP	Refining	Other	Total
2006
Sales and other operating revenues:
Customers	$11,384	$6,655	$2,721	$122	$20,882
Intersegment	1,863	364	427	(2,654)	—

	13,247	7,019	3,148	(2,532)	20,882
Operating income (loss)	867	403	383	(13)	1,640
Income (loss) from equity investments	—	5	73	—	78
Goodwill	276	1,056	—	—	1,332
Capital expenditures	175	68	98	5	346
Depreciation and amortization expense	386	234	83	8	711
2005
Sales and other operating revenues:
Customers	$10,890	$6,261	$—	$106	$17,257
Intersegment	1,301	307	—	(1,608)	—

	12,191	6,568	—	(1,502)	17,257
Operating income (loss)	950	316	—	(18)	1,248
Income from equity investments	—	1	123	—	124
Goodwill	281	1,071	—	—	1,352
Capital expenditures	155	36	—	5	196
Depreciation and amortization expense	388	235	—	8	631
2004
Sales and other operating revenues:
Customers	$883	$4,960	$—	$7	$5,850
Intersegment	107	24	—	(131)	—

	990	4,984	—	(124)	5,850
Operating income	113	48	—	1	162
Income from equity investments	141	7	303	—	451
Goodwill	270	1,080	—	—	1,350
Capital expenditures	16	49	—	—	65
Depreciation and amortization expense	27	249	—	6	282

Sales and other operating revenues and operating income (loss) in the “Other” column above include elimination of intersegment transactions and businesses that are not reportable segments in 2006, 2005 and 2004 and $4 million of purchased IPR&D charges in 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.	Segment and Related Information – (Continued)

In 2006, the operating income of the EC&D segment included a $106 million charge for impairment of the net book value of the Lake Charles, Louisiana ethylene facility; in the Refining segment and Lyondell had a loss from its equity investment in Houston Refining due to its 58.75% share, or $176 million, of the $300 million cost to terminate Houston Refining’s previous crude supply agreement. The operating income of the PO&RP segment for 2005 included a $195 million charge for impairment of the net book value of the Lake Charles, Louisiana, TDI plant (see Note 5).

Total assets of continuing operations are summarized and reconciled to consolidated total assets in the following table:

Millions of dollars	EC&D	PO&RP	Refining	Discontinued Operations	Other	Total
2006
Assets related to continuing operations	$6,467	$5,528	$3,586	$—	$509	$16,090
Current assets held for sale	—	—	—	687	—	687
Long-term assets held for sale	—	—	—	1,069	—	1,069

Total assets	$6,467	$5,528	$3,586	$1,756	$509	$17,846

2005
Assets related to continuing operations	$6,323	$5,245	$186	$—	$933	$12,687
Current assets held for sale	—	—	—	720	—	720
Long-term assets held for sale	—	—	—	1,682	—	1,682

Total assets	$6,323	$5,245	$186	$2,402	$933	$15,089

2004
Assets related to continuing operations	$6,327	$5,824	$229	$—	$1,175	$13,555
Current assets held for sale	—	—	—	823	—	823
Long-term assets held for sale	—	—	—	1,687	—	1,687

Total assets	$6,327	$5,824	$229	$2,510	$1,175	$16,065

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.	Segment and Related Information – (Continued)

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2006	2005	2004
Cash and cash equivalents	$401	$543	$576
Company-owned life insurance	151	145	145
Deferred tax assets	102	191	286
Non-reportable segment assets	102	96	103
Other assets, net	247	213	267
Eliminations	(494)	(255)	(202)

Total assets	$509	$933	$1,175

The following geographic data for revenues are based upon the delivery location of the product and for long-lived assets, the location of the assets.

	Revenues
Millions of dollars	2006	2005	2004
United States	$16,580	$13,193	$3,240
Non-U.S.	4,302	4,064	2,610

Total	$20,882	$17,257	$5,850

	Long-Lived Assets
Millions of dollars	2006	2005	2004
United States	$7,776	$5,245	$5,632
Non-U.S.:
The Netherlands	801	751	898
France	468	434	531
Other non-U.S.	275	263	309

Total non-U.S.	1,544	1,448	1,738

Total	$9,320	$6,693	$7,370

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Unaudited Quarterly Results

	For the quarter ended
Millions of dollars, except per share data	March 31	June 30	September 30	December 31
2006
Sales and other operating revenues (a)	$4,418	$4,715	$5,815	$5,934
Operating income (loss) (a) (b)	412	291	388	549
Income (loss) from equity investments (a) (b)	90	89	(102)	1
Income (loss) from continuing operations (a) (b)	286	129	61	260
Income (loss) from discontinued operations, net of tax (c)	4	31	(4)	(581)
Net income (loss) (a) (b) (c) (d)	290	160	57	(321)
Earnings (loss) per share: (a) (b) (c) (d) (f)
Income loss from continuing operations -
Basic	1.16	0.53	0.24	1.05
Diluted	1.10	0.50	0.23	1.00
Net income (loss) –
Basic	1.18	0.65	0.23	(1.29)
Diluted	1.12	0.62	0.22	(1.23)
2005
Sales and other operating revenues	$4,125	$4,037	$4,447	$4,648
Operating income (e)	479	323	81	365
Income (loss) from equity investments	68	18	55	(17)
Income (loss) from continuing operations (e)	233	107	57	143
Income (loss) from discontinued operations, net of tax	21	19	(47)	(2)
Net income (e)	254	126	10	141
Earnings per share: (e) (f)
Income loss from continuing operations -
Basic	0.95	0.44	0.23	0.58
Diluted	0.90	0.42	0.22	0.54
Net income –
Basic	1.04	0.51	0.04	0.57
Diluted	0.98	0.48	0.04	0.54

(a)	The operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 4 and 10).

(b)	The third quarter 2006 included a $106 million pretax charge, $69 million after tax, or $0.26 per share, for impairment of the net book value of the Lake Charles, Louisiana ethylene facility, and a loss from Lyondell’s equity investment in Houston Refining due to its 58.75% share, or $176 million pretax, $114 million after tax, or $0.44 per share, of the $300 million cost to terminate Houston Refining’s previous crude supply agreement.

(c)	The fourth quarter 2006 included a $552 million pretax charge, $549 million after-tax, or $2.10 per share, for impairment of the carrying value of goodwill and certain software costs related to the inorganic chemicals segment.

(d)	The first quarter 2006 included $74 million pretax, $48 million after tax, or $0.18 per share, representing net payments received by Lyondell, including reimbursement of legal fees and expenses from Houston Refining, in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates.

(e)	The third quarter 2005 included a $195 million pretax charge, $127 million after tax, or $0.49 per share, for impairment of the net book value of the Lake Charles, Louisiana, TDI facility.

(f)	Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

28.	Supplemental Guarantor Information

Certain Lyondell entities are guarantors, jointly and severally, of the following LCC debt (see Note 16):

•	Senior Secured Notes due 2012, 11.125%

•	Senior Secured Notes due 2013, 10.5%

•	Senior Unsecured Notes due 2014, 8%

•	Senior Unsecured Notes due 2016, 8.25%, and

•	Senior Subordinated Notes due 2009, 10.875%.

Guarantors include certain Lyondell subsidiaries, which have direct and indirect investments in Lyondell’s chemical production facilities in the U.S., The Netherlands and France; certain Lyondell entities, which hold and license technology to other Lyondell affiliates and to third parties, make loans to other Lyondell affiliates or which own equity interests in Equistar and Houston Refining; and, from August 16, 2006, Houston Refining.

The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

Equistar is the issuer of 7.55% Debentures due 2026, which are guaranteed by LCC. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar became a wholly-owned subsidiary of Lyondell and is a subsidiary issuer.

As a result of Lyondell’s purchase of its partner’s 41.25% equity interest in Houston Refining and Lyondell’s resulting 100% ownership of Houston Refining, the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 4 and 10 for additional information).

Lyondell’s wholly-owned subsidiary, Millennium, is currently prohibited from making restricted payments, including paying certain dividends, pursuant to the provisions of restrictive covenants in Millennium’s credit facilities and indentures. Millennium’s net assets at December 31, 2006 totaled $1,823 million. During each of 2006, 2005 and 2004, LCC’s cash dividends from its consolidated subsidiaries were less than $1 million. Aggregate maturities of LCC long-term debt during the next five years are $18 million in 2007, $18 million in 2008, $518 million in 2009, $118 million in 2010, $18 million in 2011 and $4.3 billion thereafter.

The following condensed consolidating financial information present supplemental information as of December 31, 2006 and 2005 and for the three years ended December 31, 2006. In this note, LCC refers to the parent company, Lyondell Chemical Company.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET

As of December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Inventories	$246	$343	$809	$486	$(7)	$1,877
Accounts receivable - affiliates	3,223	1,644	221	510	(5,598)	—
Other current assets	308	337	1,128	809	—	2,582
Current assets of discontinued operations	—	—	—	687	—	687
Property, plant and equipment, net	573	2,805	2,846	2,318	—	8,542
Investments and long-term receivables	5,685	3,686	59	1,299	(9,836)	893
Long-term receivables - affiliates	2,816	2,054	—	267	(5,137)	—
Goodwill, net	699	142	—	491	—	1,332
Other assets, net	268	118	296	182	—	864
Long-term assets of discontinued operations	—	—	—	1,069	—	1,069

Total assets	$13,818	$11,129	$5,359	$8,118	$(20,578)	$17,846

Current maturities of long-term debt	$18	$—	$—	$—	$—	$18
Accounts payable – affiliates	2,192	2,402	174	830	(5,598)	—
Other current liabilities	663	587	1,043	555	—	2,848
Current liabilities of discontinued operations	—	—	—	341	—	341
Long-term debt	4,954	—	2,160	822	—	7,936
Long-term payables – affiliates	1,557	2,839	—	741	(5,137)	—
Other liabilities	456	118	377	502	—	1,453
Deferred income taxes	790	—	—	747	—	1,537
Long-term liabilities of discontinued operations	—	—	—	391	—	391
Minority interests	—	—	1	133	—	134
Stockholders’ equity	3,188	5,183	1,604	3,056	(9,843)	3,188

Total liabilities and stockholders’ equity	$13,818	$11,129	$5,359	$8,118	$(20,578)	$17,846

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non-Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$4,035	$3,149	$12,765	$4,233	$(3,300)	$20,882
Cost of sales	3,815	2,759	11,562	3,715	(3,296)	18,555
Asset impairments	—	—	135	(29)	—	106
Selling, general and administrative expenses	165	13	210	121	—	509
Research and development expenses	39	(4)	34	3	—	72

Operating income (loss)	16	381	824	423	(4)	1,640
Interest income (expense), net	(362)	10	(210)	(48)	1	(609)
Other income (expense), net	(47)	71	—	13	—	37
Income from equity investments	512	880	—	150	(1,464)	78
Intercompany income (expense)	(311)	473	—	(162)	—	—
(Provision for) benefit from income taxes	378	(654)	—	(134)	—	(410)

Income from continuing operations	186	1,161	614	242	(1,467)	736
Loss from discontinued operations	—	—	—	(550)	—	(550)

Net income	$186	$1,161	$614	$(308)	$(1,467)	$186

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOW

For the year ended December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities – continuing operations	$(50)	$1,475	$807	$742	$(1,791)	$1,183
Net cash provided by operating activities – discontinued operations	—	—	—	39	—	39

Net cash provided by (used in) operating activities	(50)	1,475	807	781	(1,791)	1,222

Expenditures for property, plant and equipment	(42)	(98)	(168)	(38)	—	(346)
Acquisition of Houston Refining LP and related payments, net of cash acquired	(2,558)	53	—	—	—	(2,505)
Distributions from affiliates in excess of earnings	117	—	—	—	—	117
Contributions and advances to affiliates	(87)	—	—	—	1	(86)
Payments and distributions to discontinued operations	—	—	—	(40)	—	(40)
Loans to affiliates	—	(431)	—	(293)	724	—
Other	2	2	2	1	(1)	6

Net cash used in investing activities – continuing operations	(2,568)	(474)	(166)	(370)	724	(2,854)
Net cash used in investing activities – discontinued operations	—	—	—	(14)	—	(14)

Net cash used in investing activities	(2,568)	(474)	(166)	(384)	724	(2,868)

Issuance of long-term debt	4,356	—	—	—	—	4,356
Repayment of long-term debt	(2,238)	—	(150)	(253)	—	(2,641)
Proceeds from notes payable to affiliates	724	—	—	—	(724)	—
Dividends paid	(223)	(333)	—	(288)	621	(223)
Proceeds from stock option exercises	27	—	—	—	—	27
Distributions to owners	—	(595)	(575)	(1)	1,171	—
Contributions from owners	—	1	—	—	(1)	—
Other	1	6	2	(3)	—	6

Net cash provided by (used in) financing activities – continuing operations	2,647	(921)	(723)	(545)	1,067	1,525
Net cash used in financing activities – discontinued operations	—	—	—	(34)	—	(34)

Net cash provided by (used in) financing activities	2,647	(921)	(723)	(579)	1,067	1,491

Effect of exchange rate changes on cash	—	—	—	8	—	8

Increase (decrease) in cash and cash equivalents	29	80	(82)	(174)	—	(147)
Cash and cash equivalents at beginning of period	63	—	215	315	—	593

Cash and cash equivalents at end of period	92	80	133	141	—	446
Less: cash and cash equivalents at end of period – discontinued operations	—	—	—	45	—	45

Cash and cash equivalents at end of period – continuing operations	$92	$80	$133	$96	$—	$401

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET

As of December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Inventories	$232	$—	$657	$406	$(8)	$1,287
Accounts receivable - affiliates	2,453	1,420	155	611	(4,639)	—
Other current assets	405	—	1,037	857	—	2,299
Current assets of discontinued operations	—	—	—	720	—	720
Property, plant and equipment, net	574	—	3,063	2,280	—	5,917
Investments and long-term receivables	5,608	3,538	61	1,287	(9,421)	1,073
Long-term receivables - affiliates	607	1,379	—	200	(2,186)	—
Goodwill, net	713	142	—	497	—	1,352
Other assets, net	216	24	347	172	—	759
Long-term assets of discontinued operations	—	—	—	1,682	—	1,682

Total assets	$10,808	$6,503	$5,320	$8,712	$(16,254)	$15,089

Current maturities of long-term debt	$—	$—	$150	$158	$—	$308
Accounts payable – affiliates	2,124	1,682	61	772	(4,639)	—
Other current liabilities	555	—	949	422	—	1,926
Current liabilities of discontinued operations	—	—	—	336	—	336
Long-term debt	2,751	—	2,161	954	—	5,866
Long-term payables – affiliates	1,022	508	—	656	(2,186)	—
Other liabilities	551	4	415	503	—	1,473
Deferred income taxes	797	—	—	689	—	1,486
Long-term liabilities of discontinued operations	—	—	—	541	—	541
Minority interests	—	—	1	144	—	145
Stockholders’ equity	3,008	4,309	1,583	3,537	(9,429)	3,008

Total liabilities and stockholders’ equity	$10,808	$6,503	$5,320	$8,712	$(16,254)	$15,089

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non-Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$3,979	$1	$11,686	$3,639	$(2,048)	$17,257
Cost of sales	3,690	8	10,487	3,165	(2,043)	15,307
Asset impairments	195	—	—	—	—	195
Selling, general and administrative expenses	147	1	198	91	—	437
Research and development expenses	34	—	33	3	—	70

Operating income (loss)	(87)	(8)	968	380	(5)	1,248
Interest income (expense), net	(354)	9	(218)	(39)	—	(602)
Other income (expense), net	(45)	(22)	(1)	31	—	(37)
Income from equity investments	1,016	1,049	—	184	(2,125)	124
Intercompany income (expense)	(350)	495	—	(145)	—	—
(Provision for) benefit from income taxes	351	(445)	(1)	(98)	—	(193)

Income from continuing operations	531	1,078	748	313	(2,130)	540
Income from discontinued operations	—	—	—	(9)	—	(9)

Net income	$531	$1,078	$748	$304	$(2,130)	$531

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOW

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by operating activities – continuing operations	$539	$1,030	$1,047	$869	$(1,955)	$1,530
Net cash provided by operating activities – discontinued operations	—	—	—	64	—	64

Net cash provided by operating activities	539	1,030	1,047	933	(1,955)	1,594

Expenditures for property, plant and equipment	(20)	—	(153)	(23)	—	(196)
Distributions from affiliates in excess of earnings	263	180	—	3	(263)	183
Contributions and advances to affiliates	(148)	—	—	(10)	10	(148)
Payments and distributions from discontinued operations	—	—	—	269	—	269
Loans to affiliates	—	(15)	—	(343)	358	—
Other	—	—	3	—	—	3

Net cash provided by (used in) investing activities – continuing operations	95	165	(150)	(104)	105	111
Net cash used in investing activities – discontinued operations	—	—	—	(322)	—	(322)

Net cash provided by (used in) investing activities	95	165	(150)	(426)	105	(211)

Repayment of long-term debt	(1,137)	—	(1)	(366)	—	(1,504)
Proceeds from notes payable to affiliates	358	—	—	—	(358)	—
Dividends paid	(222)	(325)	—	(274)	599	(222)
Proceeds from stock option exercises	48	—	—	—	—	48
Distributions to owners	—	(870)	(725)	(24)	1,619	—
Contributions from owners	—	—	—	10	(10)	—
Other	(1)	—	5	5	—	9

Net cash used in financing activities – continuing operations	(954)	(1,195)	(721)	(649)	1,850	(1,669)
Net cash provided by financing activities – discontinued operations	—	—	—	89	—	89

Net cash used in financing activities	(954)	(1,195)	(721)	(560)	1,850	(1,580)

Effect of exchange rate changes on cash	—	—	—	(14)	—	(14)

Increase (decrease) in cash and cash equivalents	(320)	—	176	(67)	—	(211)
Cash and cash equivalents at beginning of period	383	—	39	382	—	804

Cash and cash equivalents at end of period	63	—	215	315	—	593
Less: cash and cash equivalents at end of period – discontinued operations	—	—	—	50	—	50

Cash and cash equivalents at end of period – continuing operations	$63	$—	$215	$265	$—	$543

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$3,003	$2	$944	$2,596	$(695)	$5,850
Cost of sales	2,879	8	797	2,398	(691)	5,391
Selling, general and administrative expenses	178	2	33	45	—	258
Research and development expenses	34	—	5	—	—	39

Operating income (loss)	(88)	(8)	109	153	(4)	162
Interest income (expense), net	(432)	5	(19)	(4)	—	(450)
Other income (expense), net	(21)	2	—	8	—	(11)
Income from equity investments	549	709	—	—	(807)	451
Intercompany income (expense)	(238)	347	—	(109)	—	—
(Provision for) benefit from income taxes	284	(315)	—	16	—	(15)

Income from continuing operations	54	740	90	64	(811)	137
Loss from discontinued operations	—	—	—	(83)	—	(83)

Net income (loss)	$54	$740	$90	$(19)	$(811)	$54

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by operating activities – continuing operations	$87	$684	$115	$479	$(1,055)	$310
Net cash provided by operating activities – discontinued operations	—	—	—	44	—	44

Net cash provided by operating activities	87	684	115	523	(1,055)	354

Expenditures for property, plant and equipment	(35)	—	(16)	(14)	—	(65)
Distributions from affiliates in excess of earnings	102	82	—	—	(89)	95
Contributions and advances to affiliates	(113)	—	—	—	60	(53)
Payments and distributions from discontinued operations	—	—	—	35	—	35
Cash received in acquisition of Millennium & Equistar	—	—	85	149	—	234
Loans to affiliates	—	(15)	—	(353)	368	—

Net cash provided by (used in) investing activities – continuing operations	(46)	67	69	(183)	339	246
Net cash provided by investing activities – discontinued operations	—	—	—	178	—	178

Net cash provided by (used in) investing activities	(46)	67	69	(5)	339	424

Repayment of long-term debt	(315)	—	—	(4)	—	(319)
Proceeds from notes payable to affiliates	368	—	—	—	(368)	—
Dividends paid	(127)	(226)	—	(170)	396	(127)
Distributions to owners	—	(525)	(145)	(78)	748	—
Contributions from owners	—	—	—	60	(60)	—
Proceeds from stock option exercises	25	—	—	—	—	25
Other, net	(1)	—	—	2	—	1

Net cash used in financing activities – continuing operations	(50)	(751)	(145)	(190)	716	(420)
Net cash provided by financing activities – discontinued operations	—	—	—	4	—	4

Net cash used in financing activities	(50)	(751)	(145)	(186)	716	(416)

Effect of exchange rate changes on cash	—	—	—	4	—	4

Increase (decrease) in cash and cash equivalents	(9)	—	39	336	—	366
Cash and cash equivalents at beginning of period	392	—	—	46	—	438

Cash and cash equivalents at end of period	383	—	39	382	—	804
Less: cash and cash equivalents at end of period – discontinued operations	—	—	—	228	—	228

Cash and cash equivalents at end of period – continuing operations	$383	$—	$39	$154	$—	$576